Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

by and among

CAESARS ENTERTAINMENT CORPORATION,

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.,

CAESARS LICENSE COMPANY, LLC,

HARRAH’S NEW ORLEANS MANAGEMENT COMPANY,

CORNER INVESTMENT COMPANY, LLC,

3535 LV CORP.,

PARBALL CORPORATION,

JCC HOLDING COMPANY II, LLC,

CAESARS ACQUISITION COMPANY, and

CAESARS GROWTH PARTNERS, LLC

Dated as of March 1, 2014

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Exhibit A	Restructuring Transactions

Exhibit B	Form of IP Assignment Agreement

Exhibit C	Calculation of Net Working Capital

Exhibit D	Property Management Agreement Term Sheet

Exhibit E	Quad Renovation Budget

Exhibit F	Quad Renovation Plans

Exhibit G	Form of Joinder

Exhibit H	Services Joint Venture Term Sheet

iii

This TRANSACTION AGREEMENT, dated as of March 1, 2014 (this “Agreement”), is entered into by and among Caesars Entertainment Corporation, a Delaware corporation (“Parent”), Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), Caesars License Company, LLC, a Nevada limited liability company (“CLC”), Harrah’s New Orleans Management Company, a Nevada corporation (“New Orleans Property Manager”), Parball Corporation, a Nevada corporation (“Parball”), 3535 LV Corp., a Nevada corporation (“3535 LV”), Corner Investment Company, LLC, a Nevada limited liability company (“CIC”), JCC Holding Company II, LLC, a Delaware limited liability company (“JCC Holding” and, together with Parball, 3535 LV and CIC, the “Company Parties” and each a “Company Party”), Caesars Acquisition Company, a Delaware corporation (“CAC”), and Caesars Growth Partners, LLC, a Delaware limited liability company (“Growth Partners”).

WHEREAS, Parent owns all of the outstanding capital stock of CEOC, which in turn owns all of the outstanding equity interests in each of the Company Parties;

WHEREAS, prior to the Closing, the Caesars Parties will effect a restructuring (the “Restructuring Transactions”) pursuant to which, among other things, (i) CEOC will contribute (a) all of the outstanding equity interests in CIC to a newly formed and wholly owned limited liability company (“CIC NewCo Parent”); and (b) all of the outstanding equity interests in JCC Holding to a newly formed and wholly owned limited liability company (together with CIC NewCo Parent, the “NewCo Parent Sellers”); (ii) (a) each of 3535 LV, Parball and each Subsidiary of Parball will contribute all of their respective assets (other than, in the case of Parball, the equity interests of its Subsidiaries) and liabilities and assign the employment of, and any and all employment-related obligations (including but not limited to employment Contracts and any Labor Agreements to which 3535 LV, Parball or any Subsidiary of Parball is party) of, its employees (collectively, the “Assigned Employment Obligations”) to newly formed and wholly owned limited liability companies (the “NewCo Subsidiary Sellers”, and together with the NewCo Parent Sellers, the “NewCo Sellers”) and (b) immediately following such contributions by each of 3535 LV, Parball and each Subsidiary of Parball, the NewCo Subsidiary Sellers will contribute all of their respective assets and liabilities and the Assigned Employment Obligations to newly formed and wholly owned limited liability companies (collectively, the “NewCo LLCs”); and (iii) the Caesars Parties will form or caused to be formed the New Property Managers, all as more fully described on Exhibit A hereto;

WHEREAS, subject to the conditions set forth herein, including receipt of the Gaming Licenses required therefor, Growth Partners or one or more of its designated direct or indirect Subsidiaries will purchase the following assets from Subsidiaries of Parent (the “Purchased Assets”): (i) from the NewCo Parent Sellers, all of the outstanding equity interests in each of CIC and JCC Holding (collectively, the “Purchased Company Party Interests”), (ii) from the NewCo Subsidiary Sellers, all of the outstanding equity interests in the NewCo LLCs (together with the Purchased Company Party Interests, the “Purchased Equity Interests”), (iii) from the Property Managers, the Management Fee Stream with respect to each Casino, and (iv) from CLC, the Caesars Parties and their respective Subsidiaries, the Purchased Intellectual Property; and

WHEREAS, upon consummation of the purchase and sale of the Purchased Assets, each Property Owner is entering into a Property Management Agreement with the applicable Property

Manager, pursuant to which, among other things, the Property Managers are providing management services to the applicable Casino and use of the Total Rewards® Program, together with the other related Intellectual Property arrangements contemplated thereunder and under the Services Joint Venture Arrangements, which the Parties acknowledge and agree are critical elements of the transaction such that Growth Partners would not have entered into this Agreement or the Ancillary Agreements absent the understanding and agreement of the Parties that that this Agreement and the Ancillary Agreements, together with the Services Joint Venture Arrangements, form part of a single integrated transaction.

NOW, THEREFORE, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; INTERPRETATION

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“144A Financing” has the meaning set forth in the definition of “Required Information”.

“3535 LV” has the meaning set forth in the preamble.

“3535 LV NewCo” means the NewCo LLC into which all of the assets and liabilities and relevant Assigned Employment Obligations of 3535 LV were indirectly contributed.

“Accounts” has the meaning assigned to such term in the Disbursement Agreement.

“Accounts Receivable” means, as to each Specified Purchased Entity, all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), notes receivable or overdue accounts receivable (net of applicable reserves), in each case, due and owing by any third party, in respect of such Specified Purchased Entity and its consolidated Subsidiaries.

“Actions” means any action, claim, demand, arbitration, charge, complaint, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, (i) with respect to any Caesars Party, the term “Affiliate” shall not include CAC or Growth Partners or any of their respective Subsidiaries and (ii) with respect to Growth Partners, the term “Affiliate” shall not include Parent or its direct or indirect controlled Subsidiaries.

“Affiliate Transaction” means any transaction, Contract, arrangement, understanding or other obligation between any Purchased Entity or its respective Subsidiaries, on the one hand, and any Caesars Party or its Affiliate (other than any Purchased Entity and its respective Subsidiaries), on the other.

“Aggregate Premium Cost” has the meaning set forth in Section 8.16(e).

“Agreement” has the meaning set forth in the preamble.

“Air Sources” has the meaning set forth in Section 8.17(a).

“Alternative Financing” has the meaning set forth in Section 8.13(a).

“Amended and Restated New Orleans Management Agreement” means the Existing New Orleans Management Agreement, as amended and restated in accordance with the Property Management Agreement Term Sheet.

“Ancillary Agreements” means this Agreement, including all Annexes, Schedules and Exhibits attached hereto, the Joinders, the Property Management Agreements, the IP Assignment Agreement, the Fee Stream Agreements and all other documents, agreements and instruments executed and delivered in connection herewith and therewith, in each case, as amended, modified or supplemented from time to time.

“Applicable Financing Lenders” has the meaning set forth in Section 8.13(b)(i).

“Approved Design Package” has the meaning set forth in Section 8.11(b).

“Assigned Employment Obligations” has the meaning set forth in the recitals.

“Audited Financial Statements” has the meaning set forth in Section 8.9.

“Auditor” has the meaning set forth in Section 3.5(b).

“Base Amount” has the meaning set forth in Section 3.1.

“Benefit Changeover Date” has the meaning set forth in Section 8.16(e).

“Bill’s Credit Facility” means, collectively, (i) the Credit Agreement, dated as of November 2, 2012, by and among Parent, Corner Investment Propco, LLC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, (ii) the Disbursement Agreement and (iii) all mortgages, deeds of trust, security agreements and other ancillary documents and agreements related thereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York or Las Vegas, Nevada are required or authorized by Law to be closed.

“CAC” has the meaning set forth in the preamble.

“Caesars Benefit Plans” has the meaning set forth in Section 6.18(a).

“Caesars Disclosure Schedule” has the meaning set forth in Article V.

“Caesars Fundamental Representations” has the meaning set forth in Section 11.1(a)(i).

“Caesars Indemnified Persons” has the meaning set forth in Section 11.3.

“Caesars Parties” means, collectively, Parent, each Seller and each Company Party.

“Caesars Related Parties” has the meaning set forth in Section 12.11.

“Capital Expenditure Budgets” means, collectively, (i) the capital expenditure budget for Parball (or, following the Restructuring Transactions, Parball NewCo) set forth in Section 1.1(a) of the Caesars Disclosure Schedule and (ii) the capital expenditure budget for JCC Holding set forth in Section 1.1(b) of the Caesars Disclosure Schedule, in each case, as may be amended from time to time in accordance with Section 8.12.

“Cash” means, with respect to each Specified Purchased Entity and, if The Cromwell is open as of the Closing, CIC, all cash and cash equivalents of such Specified Purchased Entity and its Subsidiaries that would be reflected as such on a balance sheet prepared in accordance with GAAP.

“Casino” means each of the hotels and casinos commonly known as Bally’s Las Vegas (located at 3645 S Las Vegas Boulevard, Las Vegas, NV 89109), The Quad Resort & Casino (located at 3535 S Las Vegas Boulevard, Las Vegas, NV 89109), The Cromwell (f/k/a Bill’s Gamblin’ Hall & Saloon) (located at 3595 S Las Vegas Boulevard, Las Vegas, NV 89109) and Harrah’s New Orleans (located at 365 Canal St. Suite 900, New Orleans, LA 70130) and “Casinos” shall refer to all such hotels and casinos, collectively.

“CEOC” has the meaning set forth in the preamble.

“Chosen Court” has the meaning set forth in Section 12.5(b).

“CIC” has the meaning set forth in the preamble.

“CIC NewCo Parent” has the meaning set forth in the recitals.

“CLC” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Payment” has the meaning set forth in Section 3.1(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 7.8.

“Company Intellectual Property” has the meaning set forth in Section 6.15(a).

“Company Parties” has the meaning set forth in the preamble.

“Company Real Property” means all Owned Real Property and Leased Real Property.

“Company Subsidiaries” has the meaning set forth in Section 6.1(b).

“Compliant” shall mean, with respect to the Required Information, that (i) such Required Information taken as a whole does not contain any untrue statement of a material fact regarding the Company Parties, or omit to state any material fact regarding the Company Parties necessary in order to make such Required Information not materially misleading under the circumstances, (ii) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt securities on Form S-1 by the Company Parties and customarily included in private placements of debt securities under Rule 144A of the Securities Act and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act and are sufficient to permit the Company Parties’ applicable independent accountants to issue comfort letters to the Financing Lenders and other financing sources providing the Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities, which such accountants have confirmed they are prepared to issue, it being understood and agreed that the Caesars Parties make no representations or warranties as to any post-Closing period and have no obligation to determine whether any information as to any post-Closing time is “Compliant”.

“Consents” means any consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations, findings of suitability, licenses, permits and notifications.

“Contract” means any agreement, contract, indenture, note, bond, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Cromwell Casino Target Opening Date” means May 1, 2014.

“Cromwell Completion Date” means the date on which Growth Partners receives evidence of completion of all construction at The Cromwell in accordance with the Cromwell

Construction Plans and payment in full of all costs and expenses associated therewith together with copies of all applicable Lien waivers related thereto, including, without limitation, (i) the issuance by the architect for such project of a certificate of completion, and (ii) issuance by the applicable Governmental Entities of a certificate of occupancy.

“Cromwell Construction Contracts” has the meaning set forth in Section 6.24.

“Cromwell Construction Plans” means the Plans and Specifications, together with all related plans with respect to interior fit out, furnishings, fixtures and equipment.

“Cromwell Nightclub Target Opening Date” means June 1, 2014.

“Customer Deposits” means, with respect to any Specified Purchased Entity, all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including any interest thereon) at the Casino owned, directly or indirectly, by such Specified Purchased Entity and the Front Money in respect of such Casino.

“Customer Related Intangible Rights” means lists or information with respect to current or prospective customers, or any customer-based intangible, as defined in Sections 197(d)(1)(C)(ii) and (iv) of the Code, including (i) the right to use the Total Rewards® Program and (ii) the license of certain Intellectual Property, in each case, as described in the Property Management Agreement Term Sheet and, following the Closing, the Property Management Agreements.

“Damages” means any loss, liability, prosecution, claim, demand, damage, judgment, fine, Tax, cost or expense (including reasonable costs of investigation and defense and legal and other professional expenses, interest, penalties and amounts paid in settlement), but excluding any punitive, special or multiple-based damages (other than any such damages that are paid to a third party in connection with a Third Party Claim).

“Deemed Purchased Assets” has the meaning set forth in Section 3.5(a).

“Design Package” has the meaning set forth in Section 8.11(b).

“Determination Date” has the meaning set forth in Section 3.4(b).

“Direct Claim” has the meaning set forth in Section 11.4(a)(i)(1).

“Disbursement Agreement” means the Master Disbursement Agreement, dated as of November 2, 2012, by and among Credit Suisse AG, Cayman Islands Branch, as the disbursement agent, Credit Suisse AG, Cayman Islands Brand, as the agent, administrative agent and collateral agent, and Corner Investment Propco, LLC, as the borrower.

“DOL” has the meaning set forth in Section 6.18(b).

“Environment” means ambient air, vapors, surface water, groundwater, wetlands, drinking water supply, land surface, or subsurface strata and biota.

“Environmental Condition” means the release into the Environment and/or presence in the Environment of any Hazardous Substance as a result of which any Company Party or its Subsidiaries (i) has or is reasonably likely to become liable to any Person for an Environmental Liability, (ii) is or was in violation of any Environmental Law, (iii) has or is reasonably likely to be required to incur response costs for compliance, investigation or remediation, or (iv) by reason of which the Company Real Property or other assets of any Company Party or its Subsidiaries, has been or may be reasonably likely to be subject to any Lien under Environmental Laws (other than a Permitted Lien); provided that none of the foregoing shall be an Environmental Condition if such matter was remediated or otherwise corrected prior to the date hereof in accordance with Environmental Law and to the satisfaction of the applicable Governmental Entity.

“Environmental Laws” means all applicable and legally enforceable federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, enforceable guidance and policies, rules and ordinances relating to Hazardous Substances, pollution, restoration or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, in effect as of the date hereof, including any judicial or administrative interpretation thereof.

“Environmental Liabilities” means all Liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, resulting from any claim or demand, by any Person or entity, under Environmental Law.

“ERISA” has the meaning set forth in Section 6.18(a).

“ERISA Affiliate” has the meaning set forth in Section 6.18(d).

“Estimated Closing Cash” means, with respect to each Specified Purchased Entity (and, if The Cromwell is open as of the Closing, CIC), CEOC’s good faith estimate of the Cash of such Specified Purchased Entity (and, if applicable, CIC) as of the Closing.

“Estimated Closing Cash Overage” means the amount, if any, by which the sum of Estimated Closing Cash for each Specified Purchased Entity (and, if The Cromwell is open as of the Closing, CIC) is greater than the sum of Target Cash for each Specified Purchased Entity (and, if applicable, CIC).

“Estimated Closing Cash Shortage” means the amount, if any, by which the sum of Estimated Closing Cash for each Specified Purchased Entity (and, if The Cromwell is open as of the Closing, CIC) is less than the sum of Target Cash for each Specified Purchased Entity (and, if applicable, CIC).

“Estimated Closing Indebtedness” means CEOC’s good faith estimate of the aggregate amount of Indebtedness of the Purchased Entities and their Subsidiaries outstanding as of the Closing.

“Estimated Closing Net Working Capital” means, with respect to each Specified Purchased Entity, CEOC’s good faith estimate of the Net Working Capital of such Specified Purchased Entity as of the Closing.

“Estimated Closing Net Working Capital Overage” means the amount, if any, by which the sum of Estimated Closing Net Working Capital for each Specified Purchased Entity is greater than the sum of Target Net Working Capital for each Specified Purchased Entity.

“Estimated Closing Net Working Capital Shortage” means the amount, if any, by which the sum of Estimated Closing Net Working Capital for each Specified Purchased Entity is less than the sum of Target Net Working Capital for each Specified Purchased Entity.

“Estimated Closing Payment” has the meaning set forth in Section 3.2.

“Estimated Closing Statement” has the meaning set forth in Section 3.2.

“Estimated Pre-Closing Quad Renovation Expenditures” means CEOC’s good faith estimate of the Pre-Closing Quad Renovation Expenditures as of the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excusable Delay” means (i) acts of God, fires, floods or storms, (ii) explosions, wars, terrorist acts or riots and (iii) strikes, lockouts or other industrial disturbances, in each case, not caused by an act or omission of the Caesars Parties or their Subsidiaries and that similarly affects other construction projects in the vicinity.

“Existing New Orleans Management Agreement” means the Third Amended and Restated Management Agreement, dated as of March 30, 2001, by and between Jazz Casino Company, LLC, as owner, and New Orleans Property Manager.

“Fee Stream Agreements” has the meaning set forth in Section 9.3(d)(iv).

“Final Closing Cash” means, with respect to each Specified Purchased Entity (and, if The Cromwell is open as of the Closing, CIC), the Cash of such Specified Purchased Entity (and, if applicable, CIC) as of the Closing as set forth in the Final Closing Statement.

“Final Closing Cash Overage” means the amount, if any, by which the Final Closing Cash for each Specified Purchased Entity (and, if The Cromwell is open as of the Closing, CIC) is greater than the Estimated Closing Cash for each Specified Purchased Entity (and, if applicable, CIC), which amount, if any, shall be payable by Growth Partners to CEOC in accordance with Section 3.4(c).

“Final Closing Cash Shortage” means the amount, if any, by which the Final Closing Cash for each Specified Purchased Entity (and, if The Cromwell is open as of the Closing, CIC) is less than the Estimated Closing Cash for each Specified Purchased Entity (and, if applicable, CIC), which amount, if any, shall be payable by CEOC to Growth Partners in accordance with Section 3.4(c).

“Final Closing Indebtedness” means the aggregate amount of Indebtedness of the Purchased Entities and their Subsidiaries outstanding as of the Closing as set forth in the Final Closing Statement.

“Final Closing Indebtedness Overage” means the amount, if any, by which the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness, which amount, if any, shall be payable by CEOC to Growth Partners in accordance with Section 3.4(c).

“Final Closing Indebtedness Shortage” means the amount, if any, by which the Final Closing Indebtedness is less than the Estimated Closing Indebtedness, which amount, if any, shall be payable by Growth Partners to CEOC in accordance with Section 3.4(c).

“Final Closing Net Working Capital” means, with respect to each Specified Purchased Entity, the Net Working Capital of such Specified Purchased Entity as of the Closing as set forth in the Final Closing Statement.

“Final Closing Net Working Capital Overage” means the amount, if any, by which the Final Closing Net Working Capital for each Specified Purchased Entity is greater than the Estimated Closing Net Working Capital for each Specified Purchased Entity, which amount, if any, shall be payable by Growth Partners to CEOC in accordance with Section 3.4(c).

“Final Closing Net Working Capital Shortage” means the amount, if any, by which the Final Closing Net Working Capital for each Specified Purchased Entity is less than the Estimated Closing Net Working Capital for each Specified Purchased Entity, which amount, if any, shall be payable by CEOC to Growth Partners in accordance with Section 3.4(c).

“Final Closing Payment” has the meaning set forth in Section 3.4(a).

“Final Closing Statement” has the meaning set forth in Section 3.4(a).

“Final Determination” means the final resolution of any Tax (or other Tax matter) for a taxable period that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including (i) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and non-appealable, (iii) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, or (iv) by execution of an Internal Revenue Service Form 870 or 870AD, or by a comparable form under the laws of other jurisdictions.

“Final Pre-Closing Quad Renovation Expenditures” means the Pre-Closing Quad Renovation Expenditures as set forth in the Final Closing Statement.

“Final Pre-Closing Quad Renovation Expenditures Overage” means the amount, if any, by which the sum of Final Pre-Closing Quad Renovation Expenditures is greater than the sum of Estimated Pre-Closing Quad Renovation Expenditures, which amount, if any, shall be payable by Growth Partners to CEOC in accordance with Section 3.4(c).

“Final Pre-Closing Quad Renovation Expenditures Shortage” means the amount, if any, by which the sum of Final Pre-Closing Quad Renovation Expenditures is less than the sum of Estimated Pre-Closing Quad Renovation Expenditures, which amount, if any, shall be payable by CEOC to Growth Partners in accordance with Section 3.4(c).

“Financial Statements” has the meaning set forth in Section 6.10.

“Financing” has the meaning set forth in Section 7.8.

“Financing Lenders” has the meaning set forth in Section 7.8.

“Flow of Funds” has the meaning set forth in Section 3.1(b).

“Front Money” means, with respect to each Casino, all money stored on deposit in the cage at such Casino belonging to, and stored in an account for, any Person who is not the Specified Purchased Entity that owns, directly or indirectly, such Casino or any of such Specified Purchased Entity’s Subsidiaries.

“GAAP” means the accounting principles and procedures which are and shall be U.S. generally accepted accounting principles consistently applied on the date hereof.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, online real money gaming, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including all Gaming Jurisdictions in which the Caesars Parties or any of their Affiliates currently conducts or may in the future conduct Gaming Activities.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the ownership or control of an interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all Orders, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, Orders, rules, regulations and policies.

“Gaming Licenses” means all licenses, permits, approvals, Orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority or under any Gaming Laws which are necessary to permit the consummation of the transactions contemplated by this Agreement.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of organization.

“Governmental Entities” means, in any jurisdiction, any (a) federal, state, local, foreign or international government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Growth Indemnified Persons” has the meaning set forth in Section 11.2.

“Growth Partners” has the meaning set forth in the preamble.

“Growth Partners Disclosure Schedule” has the meaning set forth in Article VII.

“Growth Partners Fundamental Representations” has the meaning set forth in Section 11.1(b)(i).

“Growth Partners Operating Agreement” means the amended and restated limited liability company agreement of Growth Partners, dated as of October 21, 2013.

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental Laws, or that otherwise results in any Environmental Liability, including any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and mold and other bio toxins.

“House Funds” means, with respect to each Purchased Entity, all cash and cash equivalents located at the Casino owned, directly or indirectly, by such Purchased Entity, including cash, negotiable instruments, and other cash equivalents located in cages, drop boxes, slot machines and other gaming devices, cash on hand for the manager’s petty cash fund and cashiers’ banks, coins and slot hoppers, carousels, slot vault and poker bank and cash in the registration, retail, restaurant and other non-gaming areas of the Company Real Property, as applicable, related to such Casino (including in vending machines, postage meters, pay phones, laundry machines and other cash-operated equipment), and all checks, travelers’ checks, and bank drafts paid by guests of such Casino, but shall not include the Front Money in respect of such Casino.

“Improvements” means and includes all buildings (including building systems such as roof, HVAC, electrical, plumbing, sprinklers, and other fire-safety systems), structures, fixtures and other improvements now or hereafter located on, over, under or within any Company Real Property.

“Indebtedness” means, in respect of any Person, (i) indebtedness of such Person for borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes, hedging and swap arrangements or other similar instruments; (iii) obligations of such Person in respect of letters of credit (whether drawn or undrawn) or other similar instruments (or reimbursement agreements in respect thereof) banker’s acceptances or bank overdrafts; (iv) obligations of such Person to pay the deferred and unpaid purchase price of property (other than ordinary trade accounts payable); (v) lease obligations of such Person that are required to be capitalized in accordance with GAAP; (vi) indebtedness of third parties which is guaranteed by such Person or secured by a Lien on the assets of such Person; (vii) conditional sale or other title retention agreements with respect to property acquired; (viii) off-balance sheet financing, including synthetic leases and project financing; (ix) any account payable overdue by more than one hundred eighty (180) days; (x) all other liabilities or obligations of such Person (other than current liabilities) that are required to be reflected on a balance sheet in accordance with GAAP (but excluding, for the avoidance of doubt, any deferred Tax liabilities); and (xi) unpaid accrued interest, premiums, penalties, redemption costs and other charges in respect of on any of the foregoing items.

“Indemnified Person” means a Person whom Parent and Sellers, on the one hand, or Growth Partners and CAC, on the other hand, are required to indemnify under Article XI, as applicable.

“Indemnifying Person” means, in relation to an Indemnified Person, the Party to this Agreement that is required to indemnify such Indemnified Person under Article XI.

“Intellectual Property” means all intellectual property of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, procedures, technologies, discoveries, apparatus, know-how, trade secrets, trademarks, trademark registrations and applications, domain name registrations, social media addresses and accounts, trade dress, service marks, service mark registrations and applications, trade names, and all goodwill associated with the foregoing, copyright registrations, copyrightable and copyrighted works, data and databases, software, rights of publicity, rights of privacy, moral rights, rights to personal information, customer lists and confidential marketing and customer information.

“IP Assignment Agreement” means the short-form Intellectual Property Assignment Agreement substantially in the form attached hereto as Exhibit B, conveying the Purchased Intellectual Property from CLC, the Caesars Parties and their respective Subsidiaries to Growth Partners or its designated Subsidiary.

“JCC Holding” has the meaning set forth in the preamble.

“Joinder” has the meaning set forth in Section 8.14.

“Knowledge” means, with respect to the Caesars Parties, the actual knowledge of the individuals listed on Section 1.1(c) of the Caesars Disclosure Schedule.

“Labor Agreement” has the meaning set forth in Section 6.19(b).

“Land Leases” has the meaning set forth in Section 6.14(b).

“Law” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, orders, decisions, subpoenas, verdicts and licenses of all Governmental Entities.

“Leased Real Property” means all real property leased by any Company Party or its Subsidiaries pursuant to any of the Leases.

“Leases” has the meaning set forth in Section 6.14(b).

“Lender Liens” has the meaning set forth in Section 8.8.

“Lenders” has the meaning set forth in Section 8.8.

“Liabilities” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Lien” means any mortgage, deed of trust, pledge, encumbrance, option, right of first refusal or first offer, conditional sale, lien, security interest, conditional or installment sale agreement, charge, proxy, voting trust or agreement, transfer restriction or other restriction on the use, voting, receipt of income or other exercise of any attribution of ownership under any shareholder or similar agreement.

“Loan Obligations” has the meaning set forth in Section 8.8.

“Managed Facility” has the meaning set forth in the Property Management Agreement Term Sheet.

“Managed Facility Guest Data” has the meaning set forth in the Property Management Agreement Term Sheet.

“Management Employees” has the meaning set forth in Section 8.16(a).

“Management Fee” means any “Management Fees” as defined in the Property Management Agreement Term Sheet and, following the Closing, the Property Management Agreements.

“Management Fee Stream” means an amount equal to fifty percent (50%) of (i) the ongoing Management Fees payable to the applicable Property Manager under the applicable Property Management Agreement with respect to each Casino and (ii) any termination fee payable to such Property Manager upon the termination of such Property Management Agreement.

“Material Adverse Effect” means, with respect to any Company Party and its Subsidiaries, taken as a whole, changes, events, circumstances or effects that have had, will have or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Company Party and its Subsidiaries, taken as a whole; provided that none of the following, individually and in the aggregate, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred with respect to such Company Party and its Subsidiaries: (i) general conditions (or changes therein) in the (A) travel, hospitality or gaming industries, or in the jurisdiction where such Company Party and its Subsidiaries operates or (B) the financial, banking, currency or capital markets, (ii) any change in GAAP or applicable Law (other than a change in Gaming Law prohibiting or substantially restricting Gaming Activities which are currently permitted), (iii) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, (iv) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally, and (v) the failure of such Company Party to meet any financial or other projections (provided that the underlying cause of any such failure to meet financial or other projections may be considered in determining whether a Material Adverse Effect has occurred); provided that the matters described in clauses (i), (ii) and (iv) above shall be considered in determining whether a Material Adverse Effect has occurred to the extent of any disproportionate impact on such Company Party and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries and geographic markets as such Company Party and its Subsidiaries.

“Material Contract” has the meaning set forth in Section 6.16(a).

“Maximum Quad Renovation Expenditures” means $223,100,000.

“Mirror H&W Plans” has the meaning set forth in Section 8.16(b).

“Net Working Capital” means, with respect to each Specified Purchased Entity, the difference between (a) the current assets of such Specified Purchased Entity and its Subsidiaries, including the value of inventory, Accounts Receivable, and current prepaid expenses, but excluding Cash and (b) the current Liabilities of such Specified Purchased Entity and its Subsidiaries, including accounts payable, all accrued expenses, all Customer Deposits and all Progressive Liabilities; provided that current assets and current Liabilities shall be limited to the amounts that would be required to be reflected on a balance sheet prepared in accordance with

GAAP applied on a basis consistent with the past practices of such Specified Purchased Entity; provided further that there shall be excluded from current assets and current Liabilities the specific accounts or line items reflected on Exhibit C hereto as being excluded. For purposes of this Agreement, Net Working Capital shall exclude any Tax assets or Liabilities. For the avoidance of doubt, and notwithstanding anything contained herein or in Exhibit C to the contrary, any Liabilities held at Parent or its Affiliates (other than the Specified Purchased Entities or their respective Subsidiaries) through intercompany accounts shall be included in the current Liabilities of a Specified Purchased Entity to the extent such Liabilities would be reflected on a balance sheet of such Specified Purchased Entity prepared in accordance with GAAP.

“NewCo LLC” or “NewCo LLCs” has the meaning set forth in the recitals.

“NewCo Parent Sellers” has the meaning set forth in the recitals.

“NewCo Sellers” has the meaning set forth in the recitals.

“NewCo Subsidiary Sellers” or “NewCo Subsidiary Seller” has the meaning set forth in the recitals.

“New Orleans Property Manager” has the meaning set forth in the preamble.

“New Permit” has the meaning set forth in Section 8.17(a).

“New Property Management Agreements” means the Management Agreements with the New Property Managers contemplated by the Property Management Agreement Term Sheet.

“New Property Manager” means each of (i) the Bally’s Manager, (ii) the Quad Manager, and (iii) the Cromwell Manager, in each case as defined in the Property Management Agreement Term Sheet.

“Order” means any outstanding order, decision, judgment, writ, injunction, stipulation, award or decree.

“Other Material IP” has the meaning set forth in Section 6.15(b).

“Outside Date” means June 30, 2014; provided that (1) if the Commitment Letter is amended to extend the termination date set forth therein beyond June 30, 2014, the Outside Date shall be the earlier of (i) August 31, 2014 and (ii) the termination date set forth in the amended Commitment Letter; and (2) if, on or prior to the later of (x) June 30, 2014, or (y) the then-current termination date set forth in an amended Commitment Letter, all conditions to Closing are satisfied or capable of being satisfied other than the condition set forth in Section 9.1(b) and the Financing has been consummated in escrow pending satisfaction of the condition set forth in Section 9.1(b), then the Outside Date shall be August 31, 2014.

“Owned Real Property” means all real property owned in fee by any Company Party or its Subsidiaries.

“Parball” has the meaning set forth in the preamble.

“Parball NewCo” means the NewCo LLC into which all of the assets and liabilities and relevant Assigned Employment Obligations of Parball were indirectly contributed.

“Parent” has the meaning set forth in the preamble.

“Party” means any party hereto, and “Parties” means all parties hereto.

“Pending Mirror H&W Plan” has the meaning set forth in Section 8.16(e).

“Permit” means all Consents, licenses, permits, certificates, authorizations, registrations, waivers, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.

“Permitted Lien” means, with respect to any Person, Liens (a) for Taxes, assessments and other governmental charges, if such Taxes, assessments or charges are not yet due and payable; (b) for inchoate workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business in respect of obligations which are not overdue; (c) for easements, rights, of way, covenants, conditions and restrictions, reciprocal easement agreements and other agreements or encumbrances of record affecting title to any Owned Real Property or Leased Real Property or the leasehold estate in and to such Leased Real Property, or zoning, land use, building, entitlement or other land use or environmental Laws applicable to any Owned Real Property, Leased Real Property, or the leasehold estate in and to such Leased Real Property; (d) for all matters listed as exceptions to title to any Owned Real Property or Leased Real Property on any of the title policies listed in Section 6.14 of the Caesars Disclosure Schedule; (e) arising or incurred in the ordinary course of business (other than Liens securing Indebtedness of such Person or its Subsidiaries) that do not, individually or in the aggregate, materially impair the continued use and operation of the assets of such Person or its Subsidiaries in the conduct of their respective businesses as conducted as of the date hereof or the Closing Date; or (f) that are set forth in Section 1.1(d) of the Caesars Disclosure Schedule.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership (general or limited), limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Plans and Specifications” has the meaning assigned to such term in the Disbursement Agreement.

“Pre-Closing Quad Renovation Expenditures” means the costs and expenses incurred by any Caesars Party or their respective Affiliates in connection with the construction and renovation of The Quad between February 6, 2014 and the Closing Date pursuant to and in accordance with the Quad Renovation Documents, in each case, to the extent such costs and expenses are not and do not become Liabilities of any Purchased Entity or its Subsidiaries at or following the Closing.

“Progressive Liabilities” means, with respect to each Specified Purchased Entity, the sum of (a) the face amounts of the progressive slot machine meters with an in house progressive jackpot feature (if such slot machines are not removed by the vendor at or before the Closing) at the Casino owned, directly or indirectly, by such Specified Purchased Entity and (b) the face amounts of the meters for the table games with an in house progressive jackpot feature at such Casino.

“Property Employees” has the meaning set forth in Section 6.18(a).

“Property Employer” means any entity that employs a Property Employee.

“Property Management Agreements” means, collectively, the New Property Management Agreements and the Amended and Restated New Orleans Management Agreement, pursuant to which, among other things, (a) each Property Manager shall, as of the Closing, (i) manage the applicable Casino and (ii) provide such Casino with the use of the Total Rewards® Program and (b) CLC or its Affiliates shall, as of the Closing, license to Growth Partners or one or more of its designated direct or indirect Subsidiaries the certain Intellectual Property as described in the Property Management Agreement Term Sheet.

“Property Management Agreement Term Sheet” means the Management Agreement Term Sheet attached as Exhibit D hereto.

“Property Managers” means, collectively, the New Property Managers and New Orleans Property Manager.

“Property Owner” has the meaning set forth in the Property Management Agreement Term Sheet.

“Purchased Assets” has the meaning set forth in the recitals.

“Purchased Company Party Interests” has the meaning set forth in the recitals.

“Purchased Entities” means, collectively, CIC, JCC Holding and the NewCo LLCs.

“Purchased Equity Interests” has the meaning set forth in the recitals.

“Purchased Intellectual Property” means all Intellectual Property (in each case, whether registered, unregistered or subject to a pending application) used, or held for use, specifically at or in connection with the operation of the Casinos and the related businesses of each Company Party and its Subsidiaries, including the Company Intellectual Property and the Quad Successor Name. For clarity, Purchased Intellectual Property shall not include (i) enterprise level intellectual property of the Property Manager and its affiliates, such as intellectual property in the Total Rewards® Program, or (ii) the name, trademark or service mark Bally’s or Harrah’s (including in the name, trademark or service mark Bally’s Las Vegas and Harrah’s New Orleans).

“Purchased Interests” mean, collectively, the Purchased Assets and all of the assets of each Purchased Entity and its Subsidiaries.

“Purchase Price” has the meaning set forth in Section 3.4(a).

“Purchase Price Allocation” has the meaning set forth in Section 3.5(a).

“Quad Completion Date” means the date on which Growth Partners receives evidence of completion of all construction and renovation at The Quad in accordance with the Quad Renovation Plans and payment in full of all costs and expenses associated therewith together with copies of all applicable Lien waivers related thereto, including, without limitation, the issuance by the architect for such project of a certificate of completion.

“Quad Renovation Budget” means the construction budget and construction schedule for the construction and renovation of The Quad pursuant to and in accordance with the Quad Renovation Plans, attached hereto as Exhibit E.

“Quad Renovation Contracts” has the meaning set forth in Section 6.25(a).

“Quad Renovation Documents” mean, collectively, the Quad Renovation Budget and the Quad Renovation Plans.

“Quad Renovation Expenditures Overage” means the amount, if any, by which the aggregate costs and expenses incurred on or after February 6, 2014 in connection with the construction and renovation of The Quad pursuant to and in accordance with the Quad Renovation Documents exceeds the Maximum Quad Renovation Expenditures; provided, that in the event that (x) CAC or Growth Partners requests any change orders, modifications or amendments with respect to the Quad Renovation Documents following the date hereof, (y) the Quad Renovation Documents are modified or amended pursuant to and in accordance with such request by CAC or Growth Partners, and (z) such requested change orders, modifications or amendments result in the incurrence of costs and expenses in connection with the construction and renovation of The Quad in excess of the Maximum Quad Renovation Expenditures, then such additional costs and expenses incurred as a result of such change orders, modifications or amendments shall not constitute “Quad Renovation Expenditures Overage” for purposes of Parent’s and Sellers’ indemnification obligations under Section 11.2(f) hereof unless otherwise agreed to in writing by the Parties.

“Quad Renovation Plans” means the plans and specifications for the construction and renovation of The Quad attached hereto as Exhibit F and the Approved Design Package.

“Quad Successor Name” means the name, trademark, service mark, and domain name for, and all other intellectual property rights in, the successor name to The Quad, upon selection and adoption thereof.

“Release Confirmation” has the meaning set forth in Section 8.8.

“Remaining Cromwell Costs” has the meaning set forth in Section 6.24.

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Required Contingency” has the meaning assigned to such term in the Disbursement Agreement.

“Required Improvements” has the meaning set forth in Section 8.12.

“Required Information” means all financial statements, financial data, audit reports and other information of the Company Parties of the type required by Regulation S-X and Regulation S-K under the Securities Act for an offering of securities by the Company Parties registered on Form S-1 and customarily included in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings of debt securities pursuant to Rule 144A under the Securities Act in lieu of the bridge financing contemplated by the Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company Parties’ fiscal year as such offering(s) of debt securities will be made, or as otherwise required in connection with the Financing and the transactions contemplated by this Agreement (the “144A Financing”) or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Company Parties’ independent accountants in connection with the 144A Financing with respect to information prior to the Closing Date, it being understood and agreed that such information shall not include pro forma financial information or projections, which shall be the responsibility of CAC and Growth Partners (without waiver of the obligations of the Caesars Parties under Section 8.13).

“Restructuring Transactions” has the meaning set forth in the recitals.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” or “Sellers” means (i) prior to the Restructuring Transactions, CEOC, CLC and New Orleans Property Manager, and (ii) following consummation of the Restructuring Transactions, CEOC, CLC, each Property Manager and the NewCo Sellers.

“Services Co.” has the meaning set forth in the Services Joint Venture Term Sheet attached hereto as Exhibit H.

“Services Joint Venture Arrangements” has the meaning set forth in Section 8.18.

“Specified Purchased Entities” means, collectively, (i) JCC Holding, (ii) Parball NewCo and (iii) 3535 LV NewCo.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (a) such first Person, directly or indirectly, owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Surveys” has the meaning set forth in Section 9.3(d)(vii).

“Target Cash” means (i) with respect to Parball NewCo, $9,403,297, (ii) with respect to 3535 LV NewCo, $4,347,913, (iii) with respect to JCC Holding, $23,397,040, and (iv), with respect to CIC, $2,700,000.

“Target Net Working Capital” means (i) with respect to Parball NewCo, $(8,931,180), (ii) with respect to 3535 LV NewCo, $(4,177,370) and (iii) with respect to JCC Holding, $(11,117,630).

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies, imposts, duties and other similar assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, real property transfer, documentary transfer, controlling interest, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge, together with any interest, penalties, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local Governmental Entity or subdivision or agency thereof, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“The Cromwell” means the casino, hotel, restaurant, nightclub, new parking garage structure and various other support facilities being developed by CIC and its Subsidiaries and located at 3645 S Las Vegas Boulevard, Las Vegas, NV 89109.

“The Quad” means the hotel and casino commonly known as The Quad Resort & Casino (located at 3535 S Las Vegas Boulevard, Las Vegas, NV 89109).

“Third Party Claim” has the meaning set forth in Section 11.4(a)(i)(2).

“Title Policies” has the meaning set forth in Section 9.3(d)(vi).

“Title V Permit” has the meaning set forth in Section 8.17(a).

“Total Rewards® Program” has the meaning assigned to such term in the Property Management Agreement Term Sheet, and, following the Closing, the Property Management Agreements.

“Transfer Taxes” has the meaning set forth in Section 8.6.

“Transition Benefits” has the meaning set forth in Section 8.16(e).

“Transition Period” has the meaning set forth in Section 8.16(e).

“Union Plans” has the meaning set forth in Section 8.16(a).

“Unpaid Caesars Expenses” shall mean all fees, costs and expenses incurred by or allocated to any Purchased Entity or its Subsidiaries in connection with the transactions contemplated hereby to the extent not paid as of the Closing, except for any fees, costs or expenses (or portion thereof) that are required to be paid or reimbursed by CAC or Growth Partners as expressly provided herein.

“Warn Act” has the meaning set forth in Section 8.16(c).

Section 1.2 Rules of Construction. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Annex, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Annexes, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Annexes, Exhibits and Schedules hereto; (d) references to “$” mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

ARTICLE II

SALE AND PURCHASE OF PURCHASED ASSETS

Section 2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, including the receipt of all Gaming Licenses, on the Closing Date, the applicable Seller shall sell, transfer, convey, assign and deliver to Growth Partners or one or more of its designated direct or indirect Subsidiaries, and Growth Partners or such designated direct or indirect Subsidiaries shall purchase and acquire from the applicable Seller, free and clear of all Liens (other than Permitted Liens), all of such Seller’s right, title and interest in and to the Purchased Assets, in consideration for the payment by Growth Partners of the Purchase Price as set forth below.

ARTICLE III

PURCHASE PRICE; ADJUSTMENTS

Section 3.1 Closing Payment.

(a) Closing Payment. As consideration for the transactions contemplated by this Agreement, at the Closing, Growth Partners shall pay or cause to be paid to Sellers or their designee(s), by wire transfer of immediately available funds, an aggregate amount equal to the sum of (a) $2,000,000,000 (the “Base Amount”), plus (b) the Estimated Closing Payment (which can be a positive or negative number), plus (c) the Estimated Pre-Closing Quad Renovation Expenditures, minus (d) the Estimated Closing Indebtedness (the resulting amount, the “Closing Payment”).

(b) Flow of Funds. At least three (3) days prior to the Closing Date, Sellers shall deliver to Growth Partners a memorandum setting forth the accounts and wire instructions of Sellers or their designee(s) for purposes of funding the Closing Payment (the “Flow of Funds”).

Section 3.2 Estimated Closing Statement. No less than three (3) nor more than five (5) Business Days prior to the Closing Date, CEOC shall prepare and deliver to Growth Partners a written closing statement (the “Estimated Closing Statement”), including (a) the Estimated Closing Net Working Capital of each Specified Purchased Entity, including the resulting Estimated Closing Net Working Capital Overage (if any) or Estimated Closing Net Working Capital Shortage (if any) for all Specified Purchased Entities (in the aggregate), which shall be prepared in good faith and on a basis consistent with the preparation of the Financial Statements of the relevant Company Party and on a basis consistent with the calculation of Net Working Capital for the relevant Specified Purchased Entity as set forth on Exhibit C, (b) the Estimated Closing Cash of each Specified Purchased Entity (and, if applicable, CIC), including the resulting Estimated Closing Cash Overage (if any) or Estimated Closing Cash Shortage (if any) for all Specified Purchased Entities (and, if applicable, CIC) (in the aggregate), and (c) a reasonably detailed schedule setting forth (i) the Estimated Pre-Closing Quad Renovation Expenditures and (ii) the Estimated Pre-Closing Indebtedness, in each case, including appropriate backup documentation to support such amounts. Any Estimated Aggregate Closing

Net Working Capital Overage or Estimated Aggregate Closing Cash Overage set forth in the Estimated Closing Statement shall increase the amount paid by Growth Partners at the Closing and any Estimated Aggregate Closing Net Working Capital Shortage or Estimated Aggregate Closing Cash Shortage set forth in the Estimated Closing Statement shall reduce the amount payable to Sellers at the Closing, in each case, pursuant to Section 3.1 hereof (the amount of such increase or decrease, the “Estimated Closing Payment”).

Section 3.3 House Funds. Growth Partners and CEOC shall mutually agree upon a procedure, consistent with the counting of House Funds in the ordinary course of business and in accordance with applicable Laws, for counting and determining House Funds with respect to each Casino as of the Closing.

Section 3.4 Final Adjustments.

(a) No more than ninety (90) days after the Closing Date, Growth Partners shall prepare and deliver to CEOC a written statement (the “Final Closing Statement”), including (i) the Final Closing Net Working Capital for each Specified Purchased Entity, including the resulting Final Closing Net Working Capital Overage (if any) or Final Closing Net Working Capital Shortage (if any) for all Specified Purchased Entities (in the aggregate), and including a detailed breakdown of the various amounts of each component of Net Working Capital for each Specified Purchased Entity, which shall be prepared in good faith and on a basis consistent with the preparation of the Financial Statements for the relevant Company Party and the calculation of Net Working Capital for the relevant Specified Purchased Entity as set forth on Exhibit C, (ii) the Final Closing Cash for each Specified Purchased Entity (and, if applicable, CIC), including the resulting Final Closing Cash Overage (if any) or Final Closing Cash Shortage (if any) for all Specified Purchased Entities (and, if applicable, CIC) (in the aggregate) and (iii) a reasonably detailed schedule setting forth (x) the Final Pre-Closing Quad Renovation Expenditures, including the resulting Final Pre-Closing Quad Renovation Expenditures Overage (if any) or Final Pre-Closing Quad Renovation Expenditures Shortage (if any), and (y) the Final Closing Indebtedness, including the resulting Final Closing Indebtedness Overage (if any) or Final Closing Indebtedness Shortage (if any), in each case, including appropriate backup documentation to support such amounts. Any such amounts determined pursuant to the Final Closing Statement shall be paid to either CEOC or Growth Partners pursuant to Section 3.4(c) hereof (the “Final Closing Payment”). The Closing Payment, as adjusted by the Final Closing Payment, is the “Purchase Price”.

(b) If CEOC disagrees with the calculation of any amounts on the Final Closing Statement, CEOC shall, within thirty (30) Business Days after its receipt of the Final Closing Statement, notify Growth Partners of such disagreement in writing, setting forth in detail the particulars of such disagreement. If CEOC does not provide such notice of disagreement within the thirty (30) Business Day period, CEOC shall be deemed to have accepted the Final Closing Statement and the calculation of all amounts set forth thereon, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by CEOC or its Affiliates. If any such notice of disagreement is timely provided, Growth Partners and CEOC shall use reasonable best efforts for a period of ten (10) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any and all amounts set forth on the Final Closing Statement. If, at the end of such period, the Parties are unable to fully resolve the disagreements, the Auditor shall resolve any remaining disagreements. The Auditor shall be instructed to (i) consider only such matters as to which there is a disagreement, (ii) determine, as promptly as practicable, whether the disputed amounts set forth on the Final Closing Statement were prepared in accordance with the standards set forth in this Agreement, and (iii) deliver, as promptly as practicable, to CEOC and Growth Partners its determination in writing. The resolution for each disputed item contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be limited to a determination of whether the position of CEOC or Growth Partners is more nearly consistent and in accordance with the terms of this Agreement. CEOC and Growth Partners shall bear their own expenses in the preparation and review of the Estimated Closing Statement and the Final Closing Statement, except that the fees and expenses of the Auditor shall be paid one-half by Growth Partners and one-half by CEOC. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Growth Partners, CEOC or their respective Affiliates absent manifest error. Any dispute with respect to the Final Closing Statement will not affect any undisputed amounts in the Final Closing Statement or the related payments contemplated by Section 3.4(c) hereof. The date on which an amount set forth on the Final Closing Statement is finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date.”

(c) Any amounts determined to be due and owing to CEOC from Growth Partners or to Growth Partners from CEOC, as applicable, pursuant to this Section 3.4 shall be paid by CEOC to Growth Partners or by Growth Partners to CEOC, as applicable, within two (2) Business Days after the applicable Determination Date.

(d) CEOC will provide Growth Partners and its accountants and other Representatives reasonable access to any of CEOC’s books and records and relevant employees not otherwise available to Growth Partners as a result of the transactions contemplated hereby, to the extent reasonably related to Growth Partners’ review of the Estimated Closing Statement and Growth Partners’ preparation of the Final Closing Statement.

Section 3.5 Allocation of Purchase Price.

(a) CEOC and Growth Partners agree that the transactions contemplated by this Agreement shall be treated for federal and applicable state and local income or franchise Tax purposes as an acquisition of (i) the Management Fee Stream, (ii) the Purchased Intellectual Property, (iii) a prepaid license with respect to the Customer Related Intangible Rights, (iv) the Managed Facility Guest Data, as described in the Property Management Agreement Term Sheet and pursuant to the terms of the Property Management Agreements, and (v) all of the assets of each Purchased Entity and those Subsidiaries of the Purchased Entities classified as disregarded entities for U.S. federal income Tax purposes (clauses (i) through (v), collectively, the “Deemed Purchased Assets”).

(b) No more than sixty (60) days after the Determination Date, Growth Partners shall prepare and deliver to CEOC a written statement setting forth the allocation of the Purchase Price (as determined for federal income Tax purposes, taking into account any additional amounts payable pursuant to Section 3.4 and any assumed Liabilities that are required to be treated as part of the Purchase Price for federal income Tax purposes) among the Deemed Purchased Assets (and any other assets that are considered to be acquired for federal income Tax purposes) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). The Caesars Parties shall deliver to Growth Partners any documentation reasonably requested by Growth Partners in connection with the preparation of the Purchase Price Allocation. Growth Partners and CEOC shall endeavor in good faith to agree on the Purchase Price Allocation. If Growth Partners and CEOC have not agreed on the Purchase Price Allocation within ninety (90) days following the Determination Date, then any disputed matter(s) will be finally and conclusively resolved by an independent accounting firm of recognized national standing reasonably acceptable to Growth Partners and CEOC with no existing relationship with any of the Parties (the “Auditor”) in accordance with this Agreement, as promptly as practicable, and such resolution(s) will be reflected in the Purchase Price Allocation, provided that the resolution for each disputed item contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be limited to a determination on whether the position of CEOC or Growth Partners is more nearly consistent and in accordance with the terms of this Agreement. Growth Partners and CEOC shall each use its reasonable best efforts to furnish to the Auditor such work papers and other documents and information pertaining to each disputed item as the Auditor may request. CEOC and Growth Partners shall bear their own expenses in the preparation and review of the Purchase Price Allocation, except that the fees and expenses of the Auditor shall be paid one-half by Growth Partners and one-half by CEOC. Growth Partners and CEOC shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Purchase Price Allocation, and shall not take any position inconsistent with the Purchase Price Allocation prior to a Final Determination; provided that the Purchase Price Allocation shall be adjusted by any other amounts paid under this Agreement following the Determination Date that affect the Purchase Price for federal income Tax purpose.

Section 3.6 Withholding. Growth Partners shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Growth Partners is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that such amounts are so withheld and paid over to the proper Governmental Entity by Growth Partners, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the respective Seller or other Person in respect of which such deduction and withholding was made by Growth Partners. Growth Partners shall deliver to such Seller or other Person, upon request, a receipt or other documentation evidencing the payment of any such withheld and deducted amounts to the appropriate Governmental Entity. If Growth Partners determines that it is required by Law to deduct and withhold any amount as described in this Section 3.6, Growth Partners shall notify CEOC of any such requirement as soon as reasonably practical after such determination is made by Growth Partners.

ARTICLE IV

CLOSING

Section 4.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP,

300 South Grand Avenue, Suite 3400, Los Angeles, CA 90071, or such other place as the Parties may mutually agree, on the third (3rd) Business Day (or on such other date as is agreed to among the Parties) following the satisfaction or waiver of the conditions set forth in Article IX (other than any conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”).

ARTICLE V

REPRESENTATIONS OF Parent AND SELLERS

Except as set forth in the disclosure schedule delivered to Growth Partners prior to the execution of this Agreement (the “Caesars Disclosure Schedule”) (provided that disclosure in any section of the Caesars Disclosure Schedule shall apply to any other section to the extent that the relevance of such disclosure to such other section is readily apparent on its face), Parent and each Seller represents and warrants, jointly and severally, to Growth Partners as follows:

Section 5.1 Organization and Qualification. Parent and each Seller is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Parent and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such licensure or qualification except where the failure to be so licensed or qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and each Seller to perform their respective obligations under this Agreement and each Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.

Section 5.2 Power and Authority; Authorization. Parent and each Seller has all requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Ancillary Agreements to which it is or will be a party, and to consummate the transactions contemplated by this Agreement and the other Ancillary Agreements to which it is or will be a party. Parent’s and each Seller’s execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Parent and Sellers of the transactions contemplated hereby and thereby have been recommended by the special committee of the Board of Directors of Parent and have been duly authorized by all action on the part of Parent and each Seller.

Section 5.3 Due Execution and Enforceability. This Agreement and each other Ancillary Agreement to which Parent or any Seller is or will be a party has been duly and validly executed and delivered by Parent and such Seller, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and each respective Ancillary Agreement by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of Parent and each Seller, as applicable, enforceable against Parent and each Seller, as applicable, in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.4 Consents and Approvals; No Violations. Except as set forth on Section 5.4 of the Caesars Disclosure Schedule, no Consent from any Governmental Entity is required to be made or obtained by Parent or any Seller in connection with the execution, delivery and performance by it of its obligations under this Agreement and the other Ancillary Agreements to which it is or will be a party, or the consummation by it of the transactions contemplated hereby and thereby, except for such Consents as may be required under the Laws of any jurisdiction in which any Seller conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to result in any Company Party or its Subsidiaries incurring a material Liability or any Company Party or its Subsidiaries being unable to conduct its respective businesses in substantially the same manner as such business is presently conducted. Neither the execution and delivery of this Agreement or the Ancillary Agreements by Parent or any Seller nor the performance by Parent or any Seller of its obligations nor the consummation of the transactions contemplated hereby or thereby will (a) violate, result in a breach of, or constitute a default under their respective Governing Documents, (b) violate, result in a breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or result in the loss of a material benefit) under, or require any consent or waiver under, any of the material terms, conditions or provisions of any material Contract to which Parent or any Seller is a party, (c) result in the creation of any Lien on any of the Purchased Interests (other than Permitted Liens) or (d) violate or infringe in any material respect any Law or Order applicable to Parent or any Seller or any of the Purchased Interests.

Section 5.5 Ownership; Title.

(a) CEOC is the sole record and beneficial owner of all of the outstanding equity interests in each of the Company Parties and, following the Restructuring Transactions, each of the NewCo Sellers shall be the sole record and beneficial owner of its respective Purchased Equity Interests, in each case, free and clear of all Liens.

(b) Each Seller has, or will have following the consummation of the Restructuring Transactions, good and marketable title to its respective Purchased Assets, free and clear of any Liens. At the Closing, each Seller will transfer to Growth Partners or its designee good and marketable title to its respective Purchased Assets, free and clear of any Liens.

(c) No Seller is party to any option, warrant, purchase right or other Contract (other than this Agreement) obligating such Seller to sell, transfer, pledge or otherwise dispose of its respective Purchased Assets. Neither CEOC nor any Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the Purchased Equity Interests.

Section 5.6 Litigation. Except as set forth on Section 5.6 of the Caesars Disclosure Schedule, as of the date hereof there are no Actions, at law or in equity, by any Person nor any arbitrations, or administrative or other proceedings by or before any Governmental Entity pending, or, to the Knowledge of the Caesars Parties, threatened against or adversely affecting Parent or any Seller that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and each Seller to perform their respective obligations under this Agreement and each Ancillary Agreement to which they are a party or to consummate the transactions contemplated hereby or thereby.

Section 5.7 Financial Advisor Opinions. The Board of Directors of Parent and the special committee of the Board of Directors of Parent have received (i) the written opinion of Centerview Partners, LLC to the effect that, as of the date thereof and based on and subject to the limitations and assumptions set forth therein, (a) the Base Amount is fair, from a financial point of view to Parent, and (b) the Base Amount is reasonably equivalent to the aggregate of the enterprise value of the Purchased Entities and the value of the Management Fee Stream, and (ii) the written opinion of Duff & Phelps, LLC to the effect that, as of the date thereof and based on and subject to the limitations and assumptions set forth therein, the sale of the Purchased Assets in exchange for the Base Amount is on terms that are no less favorable to CEOC or such relevant restricted subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

ARTICLE VI

REPRESENTATIONS OF THE COMPANY PARTIES

Except as set forth in the Caesars Disclosure Schedule (provided that disclosure in any section of the Caesars Disclosure Schedule shall apply to any other section to the extent that the relevance of such disclosure to such other section is readily apparent on its face), each of the Company Parties, jointly and severally, represents and warrants to Growth Partners as follows:

Section 6.1 Organization and Qualification; Subsidiaries.

(a) Each Company Party is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each Company Party is duly licensed or qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such licensure or qualification, except where the failure to be so licensed or qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of such Company Party. The Caesars Parties have made available to Growth Partners prior to the date hereof, as applicable, complete and accurate copies of the Governing Documents of each Company Party and, to the extent in existence, the stock or interest record book, the minute book and other corporate or similar organizational records of each Company Party.

(b) Section 6.1(b) of the Caesars Disclosure Schedule sets forth the entire respective authorized and issued and outstanding equity interests of each Company Party and lists all of the direct and indirect Subsidiaries of each Company Party as of the date hereof and as of the date the Restructuring Transactions are consummated (collectively, the “Company Subsidiaries” and each individually, a “Company Subsidiary”) and for each Company Subsidiary, (i) its state of organization, (ii) the type of entity it is, and (iii) the outstanding number and type of its limited liability company interests, shares of capital stock, or other equity interests (or, in the case of the entities to be formed in the Restructuring Transactions, the anticipated number and type of limited liability company interests) and the owner of such equity interests. Each Company Subsidiary is or will be following the Restructuring Transactions, as applicable, duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and has or will have following the Restructuring Transactions, as applicable, all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each Company Subsidiary is or will be following the Restructuring Transactions, as applicable, duly licensed or qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such licensure or qualification, except where the failure to be so licensed or qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the relevant Company Party. The Caesars Parties have made available to Growth Partners prior to the date hereof or will make available to Growth Partners following the Restructuring Transactions with respect to the NewCo LLCs, as applicable, complete and accurate copies of the Governing Documents of each Company Subsidiary and, to the extent in existence, the stock or interest record book, the minute book and other corporate or similar organizational records of each Company Subsidiary.

Section 6.2 Power and Authority; Authorization. Each Company Party has all requisite corporate or limited liability company power and authority to execute, deliver and perform this Agreement and the other Ancillary Agreements to which such Company Party is or will be a party, and to consummate the transactions contemplated by this Agreement and the other Ancillary Agreements to which it is or will be a party. Each Company Party’s execution and delivery of this Agreement and each Ancillary Agreement to which such Company Party is a party and the consummation by each Company Party of the transactions contemplated hereby and thereby have been duly authorized by all action on the part of such Company Party.

Section 6.3 Due Execution and Enforceability. This Agreement and each other Ancillary Agreement to which each Company Party is or will be a party has been duly and validly executed and delivered by such Company Party and, assuming the due authorization, execution and delivery of this Agreement and each respective Ancillary Agreement by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.4 Ownership and Title. Except with respect to Owned Real Property and Leased Real Property (which are addressed in Section 6.14 below), each Company Party or their respective Subsidiaries own, and following the Restructuring Transactions, each Purchased Entity will own, good and marketable title to, or hold pursuant to valid and enforceable leases, all of the assets shown to be owned by them on the Financial Statements for such Company Party (except for such property sold or disposed of subsequent to the date thereof in the ordinary course of business) free and clear of all Liens (other than Permitted Liens).

Section 6.5 Capitalization.

(a) All of the issued and outstanding equity interests of each Company Party and each of the Company Subsidiaries set forth on Section 6.1(b) of the Caesars Disclosure Schedule have been duly authorized, validly issued and, to the extent applicable, are fully paid and non-assessable. No equity interests of any Company Party or its Subsidiaries have been issued in violation of any applicable federal, state or foreign securities Laws or any preemptive or similar rights. The Purchased Company Party Interests constitute all of the issued and outstanding equity interests of CIC and JCC Holdings and, following the Restructuring Transactions, the Purchased Equity Interests shall constitute all of the issued and outstanding equity interests of the Purchased Entities. There are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any equity interests in any Company Party or its Subsidiaries or any right to participate in the profits or other proceeds of any Company Party or its Subsidiaries, and there are no commitments, contracts, agreements, arrangements or understandings by any Caesars Party to issue any equity interests of any Company Party or its Subsidiaries other than in connection with the Restructuring Transactions. There are no outstanding or authorized stock-appreciation, phantom stock or similar rights with respect to any Company Party or its Subsidiaries. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the equity interests in any Company Party or its Subsidiaries. Except for this Agreement and the Ancillary Agreements, there are no Contracts between any Company Party or its Subsidiaries, respectively, and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the equity interests of any Company Party or its Subsidiaries, respectively.

(b) None of the Company Parties nor any of their respective Subsidiaries own any direct or indirect equity interest, participation or voting right in any other Person (other than the Company Subsidiaries) or any options, warrants, convertible securities, exchangeable securities, subscription rights, preemptive rights, rights of first refusal, conversion rights, exchange rights, repurchase rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by any other Person (other than the Company Subsidiaries).

Section 6.6 Consents and Approvals; No Violations. Except as set forth on Section 6.6 of the Caesars Disclosure Schedule, no material Consent from any Governmental Entity is required to be made or obtained by any Company Party or its Subsidiaries in connection with the execution, delivery and performance by such Company Party of its respective obligations under this Agreement and the other Ancillary Agreements to which such Company Party is or will be a party, or the consummation by such Company Party of the transactions contemplated hereby and thereby, except for such other Consents as may be required under the Laws of any jurisdiction in which any Company Party conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to result in any Company Party or its Subsidiaries incurring a material Liability or any Company Party or its Subsidiaries being unable to conduct its respective businesses in substantially the same manner as such business is presently conducted. Neither the execution and delivery of this Agreement and the Ancillary Agreements by each Company Party nor the performance by each Company Party of their obligations nor the consummation of the transactions contemplated hereby or thereby will (a) violate, result in a breach of, or constitute a default under their respective Governing Documents or the Governing Documents of their respective Subsidiaries, (b) violate, result in a breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or result in the loss of a material benefit) under, or require any consent or waiver under, any of the terms, conditions or provisions of any Material Contract, (c) result in the creation of any Lien on any of the Purchased Interests (other than Permitted Liens) or (d) violate or infringe in any material respect any Law or Order applicable to any Company Party or its Subsidiaries or any of the Purchased Interests.

Section 6.7 Gaming Licenses. (a) There have been no proceedings to rescind or suspend the Gaming Licenses applicable to the Casinos since January 1, 2011, and to the Knowledge of the Caesars Parties, there are no facts, which if known to the regulators under the Gaming Laws would be reasonably likely to result in the rescission or suspension of any such Gaming Licenses that would, in either case, prohibit the operation of any Casino following the Closing Date. (b) To the Knowledge of the Caesars Parties, no Gaming Authority is investigating or has concluded that any Caesars Party, or any of their respective directors, officers, key employees or Persons performing management functions similar to officers and partners, has breached any relevant Gaming Law or any applicable conduct restriction in relation to any of the Casinos.

Section 6.8 Compliance with Law; Permits; No Default.

(a) None of the Caesars Parties is or since January 1, 2011 has been in default with respect to or in violation of any Laws or Orders (including Gaming Laws) applicable to a Purchased Asset, in each case in any material respect.

(b) The Caesars Parties and, to the Knowledge of the Caesars Parties, each of their respective directors, officers, key employees and Persons performing management functions similar to officers and partners, have all material Permits applicable to a Purchased Asset (including all Permits, findings of suitability, exemptions and waivers under Gaming Laws) required to own, lease and operate their properties, and business as currently conducted. Since January 1, 2011, there has occurred no violation of, suspension, reconsideration, imposition of material penalties or fines, imposition of adverse conditions or requirements or default (with or without notice or lapse of time or both) under any such Permit other than expirations of Permits in the ordinary course of business that would not be, individually or in the aggregate, material to any Casino. The Caesars Parties are in compliance with the terms of all such Permits in all material respects.

Section 6.9 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Caesars Parties to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby.

Section 6.10 Financial Statements.

(a) The Caesars Parties have furnished Growth Partners with true, correct and complete copies of the unaudited financial statements for each Company Party and its consolidated Subsidiaries, as set forth on Section 6.10 of the Caesars Disclosure Schedule (the “Financial Statements”). Such Financial Statements (i) have been based upon the information contained in the books and records of the relevant Company Party and its Subsidiaries, which have been maintained in material compliance with applicable legal and accounting requirements, and (ii) present fairly in all material respects the financial condition and results of operations of the relevant Company Party and its Subsidiaries as of the times and for the periods referred to therein in accordance with GAAP (subject to normal year-end audit adjustments and the absence of disclosures normally made in footnotes to audited financial statements) and (iii) reflect fairly in all material respects the allocation of costs incurred by Parent or its Affiliates (other than the relevant Company Party and its Subsidiaries) for the benefit of the applicable Casino on a consistent basis for the periods referred to therein.

(b) Parent and CEOC have, with respect to each Company Party, devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of the Financial Statements in conformity with GAAP, to the extent applicable, or Parent’s, CEOC’s or such Company Party’s (as applicable) internal accounting principles and to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) None of FHR Corporation, LVH Corporation or Flamingo-Laughlin, Inc. have, and none of the NewCo LLCs into which the assets and liabilities of such entities will be indirectly contributed will have, any assets or Liabilities (other than de minimis Liabilities).

Section 6.11 No Undisclosed Liabilities. Except (i) as set forth in the Financial Statements and (ii) for Liabilities incurred since December 31, 2013 in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of any Company Party, none of the Company Parties or their respective Subsidiaries have any Liabilities.

Section 6.12 Litigation. There are no material Actions, at law or in equity, by any Person or by or before any Governmental Entity pending, or, to the Knowledge of the Caesars Parties, threatened against or adversely affecting any of the Purchased Interests or any of the Caesars Parties in respect of the Purchased Interests. None of the Purchased Interests nor any of the Caesars Parties in respect of the Purchased Interests is subject to any outstanding material Order entered in any lawsuit or proceeding.

Section 6.13 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company Parties and their respective Subsidiaries have been timely filed in accordance with applicable Law, and all such Tax Returns are true, correct and complete in all material respects. None of the Company Parties or their respective Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return. Each Company Party and its Subsidiaries have timely paid all material Taxes required to be paid by them in accordance with applicable Law.

(b) There are no Tax audits, assessments, disputes or other proceedings currently pending or, to the Knowledge of the Caesars Parties, threatened in writing against any Company Party or its Subsidiaries. No claim has been made or threatened in writing in a jurisdiction where any Company Party or its Subsidiaries do not file Tax Returns that any Company Party or its Subsidiaries are or may be subject to taxation in that jurisdiction.

(c) There are no Liens for Taxes on the Purchased Assets or on the assets of any entity the equity interests of which are Purchased Assets other than Liens for current Taxes not yet due and payable.

(d) None of the Company Parties or their respective Subsidiaries is party to any Contract relating to the sharing, allocation or indemnification of Taxes other than a Contract entered into in the ordinary course of business that does not relate primarily to Taxes, and none of the Company Parties or their respective Subsidiaries has any liability for Taxes of any Person as a transferee or successor, by any such Contract or by applicable Law.

(e) None of the Purchased Assets (i) are property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitute “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secure any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) are subject to a “section 467 rental agreement” within the meanings of Section 467 of the Code.

(f) None of Growth Partners, the Purchased Entities or their respective Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following undertaken by or with respect to any of the Caesars Parties or their respective Affiliates: (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) a deferred intercompany transaction or excess loss account under Section 1502 of the Code and the regulations promulgated thereunder (or any corresponding or similar provision of state, local or non-U.S. Law), (iii) an installment sale made or open transaction entered into on or prior to the Closing Date, (iv) a prepaid amount received on or prior to the Closing Date, or (v) an election made pursuant to Section 108(i) of the Code.

(g) Each of CIC, Corner Investment Holdings, LLC, Corner Investment Propco, LLC, JCC Holding, Jazz Casino Co. LLC and JCC Fulton Development, LLC is, and since its inception has always been, properly classified as a disregarded entity for U.S. federal and relevant state income Tax purposes, and will continue to be so classified following the Restructuring Transactions. Each of the Purchased Entities and any Subsidiary thereof will be properly classified as a disregarded entity for U.S. federal income Tax purposes and relevant state income Tax purposes, and will continue to be so classified following the Restructuring Transactions.

Section 6.14 Company Real Property.

(a) Owned Real Property. Section 6.14(a) of the Caesars Disclosure Schedule contains a complete list and description of all Owned Real Property, and describes the record owner thereof as of the date hereof.

(i) The Caesars Parties have made available to Growth Partners true and complete copies of the title insurance policies, title insurance reports and surveys for the Owned Real Property in the possession of any Caesars Party and described on Section 6.14(a) of the Caesars Disclosure Schedule.

(ii) The relevant Company Party or one of its Subsidiaries, as applicable, holds valid and insurable (at ordinary rates) fee simple title to the Owned Real Property, free and clear of all Liens other than the applicable Permitted Liens.

(iii) There are no Actions or unsatisfied Orders pending (or, to the Knowledge of the Caesars Parties, overtly contemplated or threatened) against any Company Party or its Subsidiaries or otherwise relating to the Owned Real Property or the interests of any Company Party or its Subsidiaries therein, which would be reasonably likely to materially impair the use, ownership, improvement, development and/or operation of any Owned Real Property.

(iv) There are no pending condemnation, eminent domain, or similar Actions pending or, to the Knowledge of the Caesars Parties, threatened with regard to the Owned Real Property.

(v) To the Knowledge of the Caesars Parties, there are no material violations or alleged material violations of any Laws with respect to the Owned Real Property, including but not limited to zoning and the Americans with Disabilities Act matters. To the Knowledge of the Caesars Parties, there are no material inquiries, complaints, proceedings or investigations (excluding routine, periodic inspections) pending regarding compliance of the Owned Real Property with any such Laws.

(vi) None of the Company Parties or their respective Subsidiaries have filed notices of protest or appeal against, or commenced proceedings to recover, real property tax assessments against any of the Owned Real Property.

(b) Leased Real Property. Section 6.14(b) of the Caesars Disclosure Schedule contains a correct and complete list of all ground leases, master leases, and other leases pursuant to which the Company Parties or any of their respective Subsidiaries acquired a leasehold estate in and to the Leased Real Property (collectively, the “Land Leases”), including, with respect to each such Land Lease, the identity of the landlord or sublandlord, the identity of the Company Party or Subsidiary tenant party to such Land Lease, the addresses of the premises subject thereto and the date of such Land Lease. The Caesars Parties have made available to Growth Partners true and complete copies (in all material respects) of all Land Leases, including, all amendments, guarantees and other material agreements related thereto, and the Land Leases constitute the entire agreement between the relevant Company Party or its Subsidiaries, on the one hand, and each landlord or sublandlord, on the other hand, with respect to the Leased Real Property. The Caesars Parties have also made available to Growth Partners true and complete copies of all leases, subleases, licenses, use agreements, occupancy agreements and other agreements (including all amendments, guarantees and other agreements related thereto) pursuant to which the Company Parties or any of their respective applicable Subsidiaries grant a lease, license, use or occupancy right to any portion of the Company Real Property to any Person (collectively, together with the Land Leases, the “Leases”).

(i) The Leases are (assuming the due authorization, execution and delivery thereof by the other parties thereto) valid, binding and enforceable with respect to the relevant Company Party or its Subsidiaries, as applicable, and, to the Knowledge of the Caesars Parties, the other parties thereto, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(ii) No Company Party or any of their respective Subsidiaries has received or given written notice of any material default under any of the Leases. To the Knowledge of the Caesars Parties, no material default by any third party to any of the Leases has occurred and is currently continuing beyond any applicable notice and cure period. There does not exist any event that, with notice or lapse of time or both, would constitute a material default by any Company Party or its Subsidiaries or, to the Knowledge of the Caesars Parties, by any third party to any of the Leases.

(iii) The consummation of the transactions contemplated by this Agreement or the Ancillary Agreements will not, to the Knowledge of the Caesars Parties, in connection with any Lease, (A) impose any material penalty or material additional fee upon any Company Party or its Subsidiaries, or (B) cause a material breach or default with respect to such Lease.

(iv) None of the Company Parties or their respective Subsidiaries have assigned the Leases or subleased all or any portion of the premises leased thereunder. None of the Company Parties or their respective Subsidiaries have made any material alterations, additions or Improvements to the premises leased under the Leases that are expressly required to be removed pursuant to the applicable Lease at the termination of the applicable Lease term.

(c) Improvements. All material Improvements located on, under, over or within the Company Real Property (including elevators), and all other aspects of each parcel of Company Real Property that are material, individually or in the aggregate, to such parcel of Company Real Property, (i) to the Knowledge of the Caesars Parties, substantially conform to all applicable state and local Laws, including zoning and building ordinances and health and safety ordinances, and to the Knowledge of the Caesars Parties, such Company Real Property is zoned for the various purposes for which the Company Real Property and Improvements thereon are presently being used, and (ii) are in good operating condition and repair and are structurally sound and free of any material patent defects.

Section 6.15 Intellectual Property.

(a) Section 6.15(a) of the Caesars Disclosure Schedule lists, and identifies the current owner of, all of (i) the trademark and service mark registrations and applications, (ii) Internet domain name registrations (iii) social media addresses and accounts, (iv) copyright registrations and applications, and (v) all issued patents or patent applications, in each case that are owned by CLC, any Caesars Party or their respective Subsidiaries, and, in each case used, or held for use, specifically at or in connection with the operation of the Casinos and the related businesses of each Company Party and its Subsidiaries (collectively, the “Company Intellectual Property”). To the Knowledge of the Caesars Parties, no Company Intellectual Property is now being challenged in any opposition or cancellation proceeding and, to the Knowledge of the Caesars Parties, no such proceeding is or has been threatened in writing with respect thereto. To the Knowledge of the Caesars Parties, all Company Intellectual Property is subsisting, valid and enforceable, and no abandonment, cancellation, or forfeiture of any of the Company Intellectual Property is pending or threatened in writing. To the Knowledge of the Caesars Parties, within the past three (3) years, none of the Caesars Parties or their respective Affiliates have received any written notice or claim challenging the validity or enforceability of any Company Intellectual Property that remains pending or unresolved. Except as set forth on Section 6.15(a) of the Caesars Disclosure Schedule, CLC, the Caesars Parties or their respective Subsidiaries own exclusively and beneficially and of record, free and clear of all Liens (except for any Permitted Liens), all Company Intellectual Property, and access to and use of such Company Intellectual Property shall be provided to the Casinos and the related businesses of the Company Parties and their respective Subsidiaries pursuant to the Property Management Agreements.

(b) Section 6.15(b) of the Caesars Disclosure Schedule lists, and identifies the current owner of, all Intellectual Property other than Company Intellectual Property that is material to the operation of the Casinos and the related businesses of each Company Party and its Subsidiaries (collectively, the “Other Material IP”). The Other Material IP is (i) owned by CLC or Property Manager and access to and use of such Other Material IP shall be provided to the Casinos and the related businesses of the Company Parties and their respective Subsidiaries pursuant to the Property Management Agreements (or agreements ancillary thereto), (ii) owned by a third party and access to and use of such Other Material IP shall be provided to the Casinos and the related businesses of the Company Parties and their respective Subsidiaries pursuant to a Material Contract, or (iii) Purchased Intellectual Property (other than Company Intellectual Property).

(c) Except as set forth on Section 6.15(c) of the Caesars Disclosure Schedule, none of CLC, any Caesars Party or their respective Affiliates has received, within the past three (3) years, any written notice or claim challenging ownership of any Company Intellectual Property by CLC, any Caesars Party or their respective Affiliates, in each case that remains pending or unresolved as of the date hereof. CLC, the Caesars Parties or their respective Affiliates own or possess adequate and enforceable rights to use all Company Intellectual Property and all Other Material IP that is used in connection with the operation of the Casinos and the related businesses of each Company Party and its Subsidiaries, as currently operated, without material restrictions, additional payment or other obligation, or material conditions on use, and, at the Closing, access to and use of such Company Intellectual Property and Other Material IP shall be provided to the Casinos and the related businesses of the Company Parties and their respective Subsidiaries pursuant to the Property Management Agreements.

(d) Except as set forth on Section 6.15(d) of the Caesars Disclosure Schedule: (i) to the Knowledge of the Caesars Parties, the operation of the Casinos and the related businesses of each Company Party and its Subsidiaries has not infringed upon, misappropriated or violated, and does not infringe upon, misappropriate or violate, any Intellectual Property of any third party, in each case, in any material respect; (ii) none of the Caesars Parties or their respective Affiliates has received, within the past three (3) years, any written notice or claim asserting that any such infringement, misappropriation, or violation is or may be occurring or has or may have occurred that remains pending or unresolved; (iii) to the Knowledge of the Caesars Parties, no third party is misappropriating or infringing any Purchased Intellectual Property or Other Material IP; and (iv) to the Knowledge of the Caesars Parties, each Company Party and its Subsidiaries has at all times complied in all material respects with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information, and no material claims have been asserted or threatened alleging any such violation.

Section 6.16 Material Contracts.

(a) Except (x) as set forth on Section 6.16(a) of the Caesars Disclosure Schedule and (y) solely with respect to subsections (i), (v) and (vi) of this Section 6.16(a), for any Contract to which CEOC or an Affiliate of Parent (other than any Company Party or its Subsidiaries) is party or by which CEOC or an Affiliate of Parent (other than any Company Party or its Subsidiaries) is bound which is binding upon any Company Party or its Subsidiaries in substantially the same manner as such Contract is binding upon other Subsidiaries of CEOC or Parent, (other than, in the case of any Contracts described in the foregoing clause (y), any Contracts which involve any payments directly by or to any Company Party or its Subsidiaries, including through an allocation to any Company Party or its Subsidiaries, in excess of the amounts set forth in subsections (i), (v) and (vi) of this Section 6.16(a)), none of the Company Parties or their respective Subsidiaries is a party to or bound by any of the following Contracts as of the date of this Agreement (each a “Material Contract”):

(i) any Contract that, by its terms, requires payments by any Company Party or its Subsidiaries in excess of $750,000 per annum or $1,500,000 in the aggregate for the stated term of such Contract or which may not be terminated by such Company Party or its Subsidiaries within twelve (12) months from the date of this Agreement without such Company Party or its Subsidiaries being obligated to pay any penalty, premium or additional payments in amounts greater than $750,000 in respect of such Contract;

(ii) any Contract for Indebtedness of any Company Party or its Subsidiaries or any Contract granting any Person a Lien (other than a Permitted Lien) on all or any part of the Purchased Interests;

(iii) (A) any Contract pursuant to which CLC or any Company Party or its Subsidiaries has agreed to any material restriction on the right of CLC or any Company Party or its Subsidiaries to use or enforce any Purchased Intellectual Property or Other Material IP, other than with respect to commercially available software, or (B) any material Contract pursuant to which CLC or any Company Party or its Subsidiaries agrees to license, encumber, transfer or sell rights in or with respect to any Purchased Intellectual Property, other than any non-exclusive licenses entered into by CLC or any Company Party or its Subsidiaries in the ordinary course of business;

(iv) any Contract containing any covenant materially limiting the ability of any Company Party or its Subsidiaries to engage in any line of business or in any territory or to compete with any business or Person or that otherwise materially limits any Company Party or its Subsidiaries to conducting its business in the manner it is currently conducted;

(v) any joint venture, partnership or similar Contract, which involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons in excess of $750,000 annually;

(vi) any Contract that involves royalties payable to another Person in excess of $750,000 annually;

(vii) any Contract pursuant to which any Company Party or its Subsidiaries has acquired a business or entity (or any equity interest therein), or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or exclusive license and pursuant to which the Company has any continuing material obligations as of the date hereof; or

(viii) any other Contract or obligation not listed in clauses (i) through (vii) that is otherwise material to any Company Party or its Subsidiaries.

(b) (i) Each Material Contract is valid and binding upon each of the Company Parties or their respective Subsidiaries party thereto (and, to the Knowledge of the Caesars Parties, on all other parties thereto), in accordance with its terms and is in full force and effect, (ii) there is no breach or violation of or default by any Company Party or its Subsidiaries or, to the Knowledge of the Caesars Parties, by any other party under any material provision of the Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to any Company Party or its Subsidiaries or, to the Knowledge of the Caesars Parties, any other party, which, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under, any material provision of the Material Contracts. None of the Caesars Parties or any of their respective Affiliates has received any written notice (or, to the Knowledge of the Caesars Parties, any oral or other notice) of the intention of any Person to terminate, nor has there been any termination of, any Material Contract. The Caesars Parties have made available to Growth Partners a true, correct and complete copy of all Material Contracts, together with all amendments, waivers or other changes thereto.

Section 6.17 Environmental Matters. Except as would not, individually or in the aggregate, be reasonably likely to result in any Company Party or its Subsidiaries incurring a material Liability, (a) there are no Environmental Liabilities, (b) there are no Environmental Conditions, (c) there is no pending or, to the Knowledge of the Caesars Parties, threatened enforcement action regarding an Environmental Condition or compliance with Environmental Laws with respect to the Company Real Property or the operation of the Casinos and the related businesses of each Company Party and its Subsidiaries, (d) no Hazardous Substance is located on the Company Real Property except for amounts permitted under Environmental Laws, (e) in the past five (5) years none of the Company Parties or their respective Subsidiaries have received a written notice from any Governmental Entity or third party alleging a violation of any Environmental Law which has not been addressed and cured in accordance with applicable Environmental Law, and (f) each Company Party and its Subsidiaries is in compliance with all applicable Environmental Laws. Except as set forth on Section 6.17 to the Caesars Disclosure Schedule, each Company Party and its Subsidiaries possess all material licenses, permits, certificates, registrations, approvals, authorizations and consents from any Governmental Entity required under Environmental Laws with respect to the operation of the Casinos and the related businesses of each Company Party and its Subsidiaries. The Caesars Parties have made available to Growth Partners true and complete copies of (i) all material licenses, permits, certificates, registrations, approvals, authorizations and consents from any Governmental Entity issued to any of the Caesars Parties under Environmental Laws with respect to the Company Real Property or the operation of the Casinos and the related businesses of each Company Party and its Subsidiaries, (ii) all written notices received by any of the Caesars Parties from any Governmental Entity or third party alleging a material violation of any Environmental Law with respect to the Company Real Property or the operation of the Casinos and the related businesses of each Company Party and its Subsidiaries and (iii) any other material assessments, reports, and documents concerning environmental matters relating to the Company Parties, their respective Subsidiaries or their respective operations and activities.

Section 6.18 Employee Benefits.

(a) Other than those plans, programs, arrangements, commitments, practices and contracts referred to in clauses (i), (ii), and (iii) below maintained by a labor organization pursuant to a Labor Agreement set forth on Section 6.19(b) of the Caesars Disclosure Schedule (the “Union Plans”), Section 6.18(a) of the Caesars Disclosure Schedule sets forth an accurate and complete list of all (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; and (iii) material bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, employment, consulting, change-in-control, retention, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment and any other compensation or benefit plans, programs, agreements, arrangements, commitments and/or practices (whether or not insured) for current or former employees of any Caesars Party or its Subsidiaries who perform work at the Company Real Property or perform services primarily related to the operation of the Casinos or the related businesses of each Company Party and its Subsidiaries (the “Property Employees”) (all of the foregoing plans, programs, arrangements, commitments, practices and Contracts referred to in (i), (ii) and (iii) above are referred to as the “Caesars Benefit Plans”). Except as set forth on Section 6.18(a) of the Caesars Disclosure Schedule and other than their status as a participating employer in the Union Plans and the Caesars Benefit Plans that are sponsored or maintained by Parent or CEOC, none of the Company Parties or their respective Subsidiaries sponsor, maintain, or otherwise have any obligations with respect to, nor have any Company Party or its Subsidiaries ever sponsored, maintained, or otherwise had any obligation with respect to, any employee benefit plan, program, agreement, arrangement, commitment, practice or Contract.

(b) Except as disclosed in Section 6.18(b) of the Caesars Disclosure Schedule, (i) each Caesars Benefit Plan has been operated in material accordance with its terms and applicable Law; (ii) each Caesars Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status, and, to the Knowledge of the Caesars Parties, no fact or event has occurred that could affect adversely the qualified status of any such Caesars Benefit Plan; (iii) no action or other administrative proceeding has been brought, or to the Knowledge of the Caesars Parties, is threatened, against or with respect to any such Caesars Benefit Plan, including but not limited to, by any Property Employee (other than routine benefits claims), any audit or inquiry by the IRS or United States Department of Labor (“DOL”), or any termination or similar proceeding by the DOL or the Pension Benefit Guaranty Corporation with respect to which any Company Party or its Subsidiaries is reasonably expected to have any liability; and (iv) no Caesars Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA), multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code) or other pension plan subject to Title IV of ERISA or Section 412 of the Code. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a Liability of Growth Partners and its Affiliates (including, following the Closing, the Company Parties and their respective Subsidiaries).

(c) Except as set forth on Section 6.18(c) of the Caesars Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Property Employee, (ii) result in the acceleration of the time of payment or funding of any such benefit or compensation, or (iii) result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(d) With respect to each Union Plan that is a multiemployer pension plan (as defined in Section 3(37) of ERISA): (i) no Caesars Party nor any entity that would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA with a Caesars Party (each, an “ERISA Affiliate”) has made or suffered a complete withdrawal or a partial withdrawal, as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full); (ii) no event has occurred that presents a material risk of a partial withdrawal; (iii) the transactions contemplated by this Agreement will not result in any contingent liability under Section 4204 of ERISA; and (iv) no circumstances exist that present a material risk that any such plan will go into reorganization.

(e) No Caesars Benefit Plan which is not a multiemployer pension plan (as defined in Section 3(37) of ERISA) is subject to Section 302 of ERISA and Section 412 of the Code. All contributions required to be made with respect to any Union Plan or Caesars Benefit Plan on or prior to the Closing Date have been timely made.

(f) No Union Plan or Caesars Benefit Plan is subject to the Laws of a country other than the United States.

Section 6.19 Labor Matters.

(a) As of the date hereof, the Company Parties, CEOC or their respective Subsidiaries or Affiliates are the employer of each current Property Employee. Each employee of the Company Parties and their Subsidiaries is a Property Employee. The Caesars Parties have previously delivered to Growth Partners a complete and correct (in all material respects) list as of a recent date (and without regard to the employment transfer contemplated by Section 8.16 and the consummation of the Restructuring Transactions) of each employee of the Company Parties (or any of their Subsidiaries), including each such employee’s name, title, employing entity, salary or hourly rate (as applicable), and exempt or non-exempt status.

(b) Except as set forth on Section 6.19(b) of the Caesars Disclosure Schedule, (i) none of the Property Employers or the Company Parties or their respective Subsidiaries is a party to or is otherwise bound by, or is otherwise obligated with respect to, any collective bargaining agreement, labor union contract, trade union agreement or foreign works council contract (any such arrangement, a “Labor Agreement”); (ii) there are no Labor Agreements that pertain to the Property Employees; and (iii) no Property Employees are represented by any labor organization with respect to their employment by any Property Employer. There is no pending or, to the Knowledge of the Caesars Parties, threatened strike, slowdown, work stoppage, or lockout by or with respect to any Property Employees, and no such strike, slowdown, work stoppage, lockout, or, to the Knowledge of the Caesars Parties, threat thereof, has occurred in the past five years. No labor union, labor organization, or group of Property Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings pending or, to the Knowledge of the Caesars Parties, threatened to be brought or filed. To the Knowledge of the Caesars Parties, there are no labor union organizing activities with respect to any Property Employees.

(c) Except as set forth on Section 6.19(c)(i) of the Caesars Disclosure Schedule, there are no material claims, charges, administrative proceedings, complaints, disputes, grievances, arbitrations or controversies pending or, to the Knowledge of the Caesars Parties, threatened by or on behalf of any labor union, Property Employee, applicant for employment at any Property Employer or Company Party, or current or former consultant or independent contractor whose services are or were performed for any Property Employer or Company Party. None of the Caesars Parties or their respective Affiliates has received notice of the intent of any Governmental Entity (including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any similar state agencies) to conduct an investigation or audit related to Property Employees or employment practices, or notice that any such audit or investigation is in progress. Except as set forth on Section 6.19(c)(ii) of the Caesars Disclosure Schedule, no matter set forth on Section 6.19(c)(i) of the Caesars Disclosure Schedule (A) requests class-wide relief or relief on behalf of more than one Property Employee or (B) seeks damages or other relief in excess of $250,000.

(d) Each Property Employer and each Company Party and its Subsidiaries is, and since January 1, 2011 has been, in compliance in all material respects with all applicable laws respecting employment and employment practices, including, without limitation, terms and conditions of employment, health and safety, wages and hours, exempt/non-exempt classifications, classifications of employees and independent contractors, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(e) Each Property Employer and each Company Party and its Subsidiaries is, and since January 1, 2011 has been, in material compliance with all applicable employee licensing requirements and has taken commercially reasonable measures to ensure that each Property Employee who is required to have a gaming or other license under any Gaming Law or other Law maintains such license in current and valid form.

(f) With respect to the transactions contemplated by this Agreement, any notice to employees or their representatives required by applicable Law or any Labor Agreement has been or prior to the Closing will be given, and any bargaining obligations have been or prior to the Closing will be satisfied.

Section 6.20 Tangible Personal Property; Sufficiency of Assets.

(a) Each Company Party and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible personal properties and assets used or held for use in the operation of the Casino owned, directly or indirectly, by such Company Party and the related businesses of such Company Party and its Subsidiaries, free and clear of any Liens, other than Permitted Liens.

(b) Collectively, the facilities, machinery, equipment, fixtures, vehicles, and other tangible personal properties owned, leased or used by any Company Party or its Subsidiaries (i) are adequate in all material respects for the operation of the Casinos and the related businesses of each Company Party and its Subsidiaries in the ordinary course of business, consistent with past practice, (ii) are in good operating condition, subject to normal wear and tear, and are reasonably fit and usable for the purposes for which they are being used, and (iii) comply in all material respects with, and are being operated and otherwise used in material compliance with, all applicable Law.

(c) The Purchased Interests and the Purchased Intellectual Property, together with the services and the Intellectual Property licenses provided under the Property Management Agreements, constitute all of the assets and services necessary to conduct the operation of the Casinos and the related businesses of each Company Party and its Subsidiaries in substantially the manner as each is currently conducted or proposed to be conducted.

Section 6.21 Minimum Cash. Each Casino (other than The Cromwell), as of the Closing, and the Cromwell, as of the opening date of the casino located at The Cromwell, will have an amount of House Funds at least equal to the minimum bankroll required by applicable Gaming Laws, if any.

Section 6.22 Absence of Changes. Since January 1, 2013, each Company Party and each of its Subsidiaries has conducted its business (including the operation of the Casino owned, directly or indirectly, by such Company Party) in the ordinary course of business consistent with past practice, and there has not been any event, occurrence, state of circumstances or facts or change that has had or that would be reasonably expected, individually or in the aggregate, (x) to have a Material Adverse Effect in respect of such Company Party or Subsidiary or (y) to materially impair or materially delay the Closing.

Section 6.23 Insurance Coverage. Each Company Party and its Subsidiaries maintain adequate insurance coverage in accordance with reasonable commercial standards or as otherwise required under the terms of Parent’s or CEOC’s financing or debt agreements, including material insurance policies and fidelity bonds and self-insurance programs. There is no material claim by any Company Party, its Subsidiaries or any of their respective Affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. There is no pending claim that would reasonably be expected to exceed the policy limits. Except for such policies that are covered by a premium financing agreement, all premiums due and payable under all such policies and bonds have been paid and each Company Party and its Subsidiaries is otherwise in compliance in all material respects with the terms of such policies and bonds. None of the Caesars Parties have any Knowledge of a threatened termination of, or material premium increase with respect to, any of such policies.

Section 6.24 The Cromwell.

(a) The Caesars Parties have made available to Growth Partners prior to the date hereof complete and accurate copies of the Disbursement Agreement, the Cromwell Construction Plans, the general contractors agreement, the architect’s agreement and all other material contracts relating to construction of The Cromwell (the “Cromwell Construction Contracts”), in each case, as in effect on the date hereof. There is no breach or violation of or default by any Company Party or its Subsidiaries or, to the Knowledge of the Caesars Parties, by any other party under any material provision of any Cromwell Construction Contract, whether or not such breach, violation or default has been waived and each Caesars Party and, to the Knowledge of the Caesars Parties, each other party thereto is in material compliance with its obligations under each Cromwell Construction Contract.

(b) The construction and development of The Cromwell has been conducted in accordance with the Cromwell Construction Plans in all material respects. The Cromwell Construction Plans have been approved to the extent required by any Governmental Entity, including any Gaming Authority, and the proposed Improvements as shown in the Cromwell Construction Plans comply in all material respects with applicable Law.

(c) The hotel and casino at The Cromwell are anticipated to be completed on or before the Cromwell Casino Target Opening Date and the restaurant and nightclub at The Cromwell is anticipated to be completed on or before the Cromwell Nightclub Target Opening Date. Section 6.24(c) of the Caesars Disclosure Schedule sets forth, as of the date hereof, all remaining costs and expenses associated with the construction, development and opening of the Cromwell, including the House Funds required by Section 8.10(d), any Required Contingency and any funds required to fund pre-opening services, including purchasing initial furnishings, fixtures and equipment and supplies (collectively, the “Remaining Cromwell Costs”). The aggregate amounts on deposit in the Accounts equal or exceed the sum of the aggregate Remaining Cromwell Costs.

Section 6.25 The Quad Renovation.

(a) The Caesars Parties have made available to Growth Partners prior to the date hereof complete and accurate copies of the Quad Renovation Documents, the architect’s agreements and all other material contracts relating to the construction and renovation of The Quad (the “Quad Renovation Contracts”), in each case, as in effect on the date hereof. There is no breach or violation of or default by any Company Party or its Subsidiaries or, to the Knowledge of the Caesars Parties, by any other party under any material provision of any Quad Renovation Contract, whether or not such breach, violation or default has been waived and each Caesars Party and, to the Knowledge of the Caesars Parties, each other party thereto is in material compliance with its obligations under each Quad Renovation Contract.

(b) The construction and renovation of The Quad has been conducted in accordance with the Quad Renovation Documents in all material respects. The Quad Renovation Plans have been approved to the extent required by any Governmental Entity, including any Gaming Authority, and the proposed Improvements as shown in the Quad Renovation Plans comply in all material respects with applicable Law. The construction and renovation of The Quad pursuant to the Quad Renovation Plans has not commenced as of the date hereof.

Section 6.26 Affiliate Transactions. Except for any transactions or arrangements expressly contemplated by the Property Management Agreement Term Sheet, and following the Closing, the Property Management Agreements, or otherwise necessary to enable CEOC, the applicable Property Manager or any other applicable Affiliate of Parent to perform its obligations under the terms of the applicable Property Management Agreement, in each case that are entered into and performed in compliance with the standards for Affiliate Transactions that are prescribed by the terms of such Property Management Agreement, and except for any transactions or arrangements entered into pursuant to the Services Joint Venture Arrangements, as of the Closing Date there will be no Affiliate Transactions to which any Purchased Entity or any of its Subsidiaries is a party.

ARTICLE VII

REPRESENTATIONS OF CAC AND GROWTH PARTNERS

Except as set forth in the disclosure schedule delivered to the Caesars Parties prior to the execution of this Agreement (the “Growth Partners Disclosure Schedule”) (provided that disclosure in any section of the Growth Partners Disclosure Schedule shall apply to any other section to the extent that the relevance of such disclosure to such other section is readily apparent on its face), each of CAC and Growth Partners represents and warrants, jointly and severally, to the Caesars Parties as follows:

Section 7.1 Organization and Qualification. Each of CAC and Growth Partners is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate and limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each of CAC and Growth Partners is duly licensed or qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such licensure or qualification except where the failure to be so licensed or qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of CAC or Growth Partners to perform its obligations under this Agreement and each Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.

Section 7.2 Power and Authority; Authorization. Each of CAC and Growth Partners has all requisite corporate and limited liability company, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and the other Ancillary Agreements to which it is or will be a party, and to consummate the transactions contemplated by this Agreement and the other Ancillary Agreements to which it is or will be a party. Each of CAC’s and Growth Partners’ execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by CAC and Growth Partners of the transactions contemplated hereby and thereby have been recommended by the special committee of the Board of CAC and have been duly authorized by all action on the part of CAC and Growth Partners.

Section 7.3 Due Execution and Enforceability. This Agreement and each other Ancillary Agreement to which CAC or Growth Partners is or will be a party has been duly and validly executed and delivered by CAC or Growth Partners, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and each respective Ancillary Agreement by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of CAC and Growth Partners, as applicable, enforceable against CAC and Growth Partners, as applicable, in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 7.4 Consents and Approvals; No Violations. No material Consent from any Governmental Entity, including any Gaming Authority, is required to be made or obtained by Growth Partners in connection with the execution, delivery and performance by it of its obligations under this Agreement and the other Ancillary Agreements to which it is or will be a party, or the consummation by it of the transactions contemplated hereby and thereby. Neither the execution and delivery of this Agreement and the Ancillary Agreements by CAC or Growth Partners nor the performance by CAC or Growth Partners of its obligations nor the consummation of the transactions contemplated hereby or thereby will (a) violate, result in a breach of, or constitute a default under their respective Governing Documents, (b) violate, result in a breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or result in the loss of a material benefit) under, or require any consent or waiver under, any of the terms, conditions or provisions of any material Contract to which CAC or Growth Partners is a party or (c) violate or infringe any Law or Order applicable to CAC or Growth Partners.

Section 7.5 No Other Representations or Warranties. Each of CAC and Growth Partners agrees that neither the Caesars Parties nor any of their Affiliates or advisors has made and shall not be deemed to have made, nor has CAC or Growth Partners or their respective Affiliates relied on, any representation or warranty, express or implied, with respect to the Caesars Parties, their respective Subsidiaries, their business or the transactions contemplated by this Agreement, other than those representations and warranties explicitly set forth in Article VI of this Agreement or in the Ancillary Agreements.

Section 7.6 Fairness Opinion. The Board of Directors of CAC and the special committee of the Board of Directors of CAC, as the managing member of Growth Partners, have received the written opinion of Lazard Frères & Co. LLC to the effect that, as of the date thereof and based on and subject to the limitations and assumptions set forth therein, the Purchase Price is fair, from a financial point of view, to Growth Partners.

Section 7.7 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of CAC or Growth Partners to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby.

Section 7.8 Financing. CAC and Growth Partners have delivered to Parent and Sellers a duly executed copy of that certain commitment letter entered into with Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Credit Suisse AG, Deutsche Bank AG New York Branch and Cayman Islands Branch and UBS AG, Stamford Branch (collectively, with their Representatives, the “Financing Lenders”), dated as of March 1, 2014 (as the same may be amended or replaced pursuant to Section 8.13(a) and including any executed commitment letter or similar agreement for Alternative Financing, in each case, pursuant to Section 8.13(a), including all exhibits, schedules and annexes thereto, collectively, the “Commitment Letter”), pursuant to which Financing Lenders have agreed, subject to the terms and conditions set forth therein, to provide, or cause to be provided, the amount of the debt financing stated therein for Growth Partners in connection with the consummation of the transactions contemplated by this Agreement (the “Financing”). The Commitment Letter (as to Growth Partners and, as to Growth Partners’ knowledge, the other parties thereto) is in full force and effect as of the date hereof. Assuming the funding of the Financing on the Closing Date in accordance with the terms and conditions of the Commitment Letter, the aggregate proceeds of the Financing together with Growth Partners’ cash on hand shall be sufficient to enable Growth Partners to pay the Purchase Price and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement required to be paid by Growth Partners.

Section 7.9 Legal Proceedings. Except as set forth on the Growth Partners Disclosure Schedule, as of the date hereof there are no Actions or other legal proceedings pending or, to CAC’s or Growth Partners’ knowledge, threatened against or by CAC or Growth Partners or any Affiliate of CAC or Growth Partners that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Consents; Gaming Licenses.

(a) Each of the Parties shall cooperate with each other and use their commercially reasonable best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) obtain any Consents from, and all declarations, filings and registrations with, any Governmental Entity (including any Gaming Authority) required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein; and (iii) make all necessary registrations, declarations and filings, and thereafter make any other submissions with respect to this Agreement, as required under any applicable Law.

(b) Without limiting the generality of Section 8.1(a), the Parties and their respective Subsidiaries, as necessary, shall, no later than twenty-five (25) days following the date hereof, prepare and cause to be filed all required initial applications and documents in connection with obtaining and maintaining the Gaming Licenses (including where appropriate indications of further information to come by supplementary filing) required in connection with the transactions contemplated by this Agreement. Growth Partners, on the one hand, and the Caesars Parties, on the other hand, agree to comply with the terms and conditions of all such Gaming Licenses (including the maintenance of any existing Gaming Licenses) and to promptly and in good faith respond to, and to cause their respective officers, managers, directors, members, stockholders and Affiliates to promptly and in good faith respond to, all requests for information by any Gaming Authority in connection with such applications and otherwise cooperate in good faith with each other and such Gaming Authorities. Each Party will notify the other promptly of receipt of material comments or material requests from any Gaming Authority that relate to Gaming Licenses. Growth Partners, on the one hand, and the Caesars Parties, on the other hand, agree to promptly advise each other upon receiving any communication from any Gaming Authority that causes such Party to believe that there is a reasonable likelihood that any Gaming Licenses required from such Gaming Authority will not be obtained or that the receipt of any such approval will be materially delayed. For the avoidance of doubt, notwithstanding the foregoing, in no event shall any Caesars Party in its reasonable judgment be required to take any action, or to refrain from taking any action, that would be reasonably likely to interfere with or be adverse or damaging to CEOC’s ongoing relationship with any Gaming Authority.

(c) Each of the Caesars Parties shall use its commercially reasonable efforts to obtain prior to the Closing all Consents under each Contract listed or described on Section 9.3(c) of the Caesars Disclosure Schedule. Any penalty, fee or consideration in connection with obtaining any such Consent shall be paid by CEOC.

Section 8.2 Conduct of Business.

(a) Except to the extent required by this Agreement or any Ancillary Agreement, during the period from the date of this Agreement to the Closing or the date on which this Agreement is terminated pursuant to Section 10.1, each of the Caesars Parties shall, and will cause each of its Subsidiaries to, conduct their respective businesses with respect to the Purchased Interests and the properties and businesses underlying such Purchased Interests in the ordinary course of business consistent with past practice and in compliance with Law, in each case in all material respects.

(b) Without limiting the generality of the foregoing, except as expressly provided by this Agreement or as disclosed on Section 8.2 of the Caesars Disclosure Schedule, during the period from the date of this Agreement to the Closing or the date on which this Agreement is terminated pursuant to Section 10.1, without the prior written consent of Growth Partners (which consent shall not be unreasonably withheld, conditioned or delayed), each Company Party and its Subsidiaries shall not, and Parent and Sellers shall cause each Company Party and its Subsidiaries not to:

(i) modify, amend or terminate any material provision of any Cromwell Construction Contract or any Quad Renovation Contract or waive, release or assign any rights under any Cromwell Construction Contract or any Quad Renovation Contract, provided that the prior written consent of Growth Partners shall not be required unless any proposed modifications or amendments of any Cromwell Construction Contract or any Quad Renovation Contract would reasonably be expected to have the effect of (x) increasing the then-current budget with respect to the construction of The Cromwell or the construction and renovation of The Quad by more than five percent (5%) or (y) extends the then-current substantial completion date with respect to the construction of The Cromwell or the construction and renovation of The Quad by more than thirty (30) days; provided further that except to the extent expressly provided in the definition of Quad Renovations Expenditures Overage, any such modification or amendment without the prior written consent of Growth Partners shall not relieve the Caesars Parties from any obligations under this Agreement or from its indemnification obligations under Article XI;

(ii) sell, transfer, lease, dispose of, grant or otherwise authorize the sale, transfer, lease, disposition, grant of, any of its material properties or assets, except for (1) sales in the ordinary course of business consistent with past practice, (2) leases of any part of any Company Real Property that (x) are terminable, without the payment of any consideration for early termination, on no more than thirty (30) days’ notice, or (y) involve space leases, kiosk leases, and vendor licenses which have base annual rental revenue not exceeding $500,000 in the aggregate; or (3) sales outside the ordinary course of business which have an anticipated annual rental value not exceeding $750,000 in the aggregate;

(iii) incur any Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practice not exceeding $1,000,000 individually or $2,000,000 in the aggregate;

(iv) enter into any Contract that would be a Material Contract or modify, amend, terminate or renew any of the Material Contracts or waive, release or assign any material rights or claims related to any Materials Contracts;

(v) place any Lien on its material properties, other than Permitted Liens or a Lien created in the ordinary course of business consistent with past practice;

(vi) amend its Governing Documents, or any terms of its outstanding equity interests or other securities;

(vii) enter into any material transaction outside of the ordinary course of business with any Caesars Party or its Affiliates (other than any Company Party or its Subsidiaries);

(viii) into any settlement, consent decree or other agreement or arrangement with a third party or Governmental Entity other than (i) as does not involve the institution of mandated new procedures or other business conduct or the imposition of equitable or similar relief on such Company Party or its Subsidiaries and (ii) is not reasonably likely to result in the revocation, limitation or suspension of any material Permit applicable to a Purchased Asset;

(ix) issue or sell or encumber any of its equity interests or any securities convertible into, or rights to acquire, any of its equity interests;

(x) purchase any equity interests in or securities of, or make any other investment in or, except in the ordinary course of business, loans or advances to, any Person;

(xi) except in the ordinary course of business consistent with past practice, acquire any assets which have a value in the aggregate in excess of $500,000, other than capital expenditures expressly contemplated by the Capital Expenditure Budgets, the Quad Renovation Budget or the Cromwell Construction Plans;

(xii) make any capital expenditures, capital additions or capital improvements in excess of $500,000 individually or $1,000,000 in the aggregate, other than capital expenditures expressly contemplated by the Capital Expenditure Budgets, the Quad Renovation Budget or the Cromwell Construction Plans;

(xiii) engage in any line of business outside the ordinary course of business of the Casinos consistent with past practice;

(xiv) make any material change to its financial accounting methods, principles or practices, except as may be required by Law or by GAAP;

(xv) make, change or revoke any material Tax election, materially change any of its methods of reporting income or deductions for Tax purposes, compromise any material Tax liability or settle any material Tax claim, audit or dispute, or file any materially amended Tax Return; or

(xvi) enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

Section 8.3 Access to Information.

(a) During the period from the date of this Agreement to the earlier of the Closing or the date on which this Agreement is terminated pursuant to Section 10.1, upon reasonable notice and subject to applicable Laws relating to the exchange of information and Gaming Laws, each Caesars Party shall, and shall cause each of its Subsidiaries to, afford to Growth Partners and its Representatives reasonable access during normal business hours to all of its and its Subsidiaries’ properties (including the Casinos), books and records, Contracts and authorized Representatives with respect to the Purchased Interests and the properties and businesses underlying the Purchased Interests. Growth Partners shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable efforts to prevent such access and inspection from materially interfering with the business operations of the Caesars Parties.

(b) During the period from the Closing Date to the fourth (4th) anniversary of a Liquidation Event (as defined in the Growth Partners Operating Agreement) or for such longer period as may be required by applicable Law, Parent and each Seller shall retain all original accounting books and records relating to the Purchased Interests and the properties and businesses underlying the Purchased Interests for the period prior to the Closing Date. Growth Partners and their Representatives shall have the reasonable right to inspect and to make copies (at their own expense) of them at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of Parent or any Seller. Parent and each Seller shall provide reasonable cooperation in connection with any such inspection and, if requested by Growth Partners, Parent and each Seller shall provide access to such employees with knowledge of the books and records to assist in such investigations.

Section 8.4 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, at any time and from time to time after the execution of this Agreement and/or following the Closing, (a) at Growth Partners’ reasonable request, Parent and each Seller shall do, execute, acknowledge and deliver, or will cause its Subsidiaries or Affiliates to do, execute, acknowledge and deliver, all and every such further acts and assurances as Growth Partners reasonably may require to convey, transfer and vest in Growth Partners (or its designated direct or indirect Subsidiary) the Purchased Assets or to confirm Growth Partners’ (or its designated direct or indirect Subsidiary’s) title to the Purchased Assets, (b) at the Caesars Parties’ reasonable request in the event that the Caesars Parties reasonably determine that the condition to Closing set forth in Section 9.1(b) will not be capable of being satisfied prior to the then-current Outside Date, Growth Partners and CAC shall use reasonable best efforts to request that the Financing Lenders amend the Commitment Letter such that the termination date contained therein is extended to a date that is later than the date on which the Caesars Parties reasonably expect the condition to Closing set forth in Section 9.1(b) to be capable of being satisfied (but in any event no later than August 31, 2014), provided that Growth Partners and CAC shall not be required to accept any such amendment if the terms and conditions (other than the extended termination date) of the amended Commitment Letter are less favorable to Growth Partners and CAC as compared to the terms of the original Commitment Letter, and (c) the

Parties shall do, execute, acknowledge and deliver, or will cause its Subsidiaries or Affiliates to do, execute, acknowledge and deliver, all and every such further acts and assurances as reasonably required to carry out the provisions hereof and the transactions contemplated by this Agreement.

Section 8.5 Public Announcements. No Party to this Agreement nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules (upon the advice of counsel) in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 8.6 Transfer Taxes and Tax Refunds.

(a) All transfer, recording, documentary, sales, use, stamp, registration and other such Taxes (including real estate transfer or similar Tax that arise from any indirect transfer of property as a result of the transfer of the transactions contemplated by this Agreement) and related fees (including any penalties, interest and additions to Tax) incurred with respect to the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid one-half by Growth Partners and one-half by Sellers. Each Party shall indemnify, defend and hold the other Parties harmless from and against the portion of any Transfer Taxes for which such other Parties are liable pursuant to this Section 8.6. The Party responsible under applicable Law for filing the Tax Returns pertaining to and paying such Transfer Taxes shall (i) timely file such Tax Returns and remit to the applicable Governmental Authority payment of the Transfer Taxes required to be remitted therewith and (ii) promptly provide a copy of such Tax Return to the other Party or Parties, and such other Party or Parties shall promptly reimburse the Party that paid such Transfer Taxes for one-half of the amount of such Transfer Taxes that were paid. Each of the Parties shall cooperate as requested in preparing, executing and filing all such Tax Returns and related documentation on a timely basis as may be required to comply with the provisions of any applicable Law. Notwithstanding the foregoing or anything else herein to the contrary, and for the avoidance of doubt, any amounts paid or that become payable pursuant to the matters described on Section 11.2(h) of the Caesars Disclosure Schedule shall not constitute a Transfer Tax for purposes of this Agreement.

(b) Sellers shall be entitled to any refund or credit of or against Taxes with respect to a taxable period (or portion thereof) prior to the Closing Date (and any interest or penalty rebate with respect to such refund or credit) of any Purchased Entity and its Subsidiaries, except to the extent that such refund or credit is attributable to the carryback of a Tax attribute of Growth Partners or any of its direct or indirect Subsidiaries from a taxable period (or portion thereof) after the Closing Date. Growth Partners shall be entitled to any refund or credit of or against any Taxes of any Purchased Entity and its Subsidiaries (and any interest or penalty rebate with respect to such refund or credit) other than refunds or credits to which such Purchased Entity would be entitled under the preceding sentence. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to a refund or credit of Taxes pursuant to this

Section 8.6(b), the amount of such refund or credit within ten (10) days after such refund or credit is received or applied against another Tax liability, as the case may be, in each case net of reasonable costs (including Taxes, if any) incurred by the Party receiving such refund or credit.

Section 8.7 Certain Notifications.

(a) From the date of this Agreement until the Closing, each of the Parties shall promptly notify the other Parties in writing, as soon as practical after it becomes known to such Party, of:

(i) any breach by such Party of any of its representations, warranties, covenants or obligations contained in this Agreement;

(ii) any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of such Party to timely satisfy any of the closing conditions specified in Article IX hereof; and

(iii) any pending or, to the knowledge of such Party, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking Damages in connection with the Closing or any other transaction contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.

(b) Nothing contained in this Section 8.7 shall prevent the Parties from giving such notice, using such efforts or taking any action to cure any of the foregoing. No notice given pursuant to this Section 8.7 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or the Parties’ rights to indemnification hereunder.

Section 8.8 Lien Release. Each of the Caesars Parties shall use their reasonable best efforts to facilitate and encourage the making of any filings, releases, discharges, deeds and other documents necessary to evidence the release by all financial institutions and other Persons (the “Lenders”) of all Liens (other than Permitted Liens) on the Purchased Equity Interests or any property or assets of the Company Parties or their respective Subsidiaries relating to Indebtedness owed by any of the Caesars Parties or their Subsidiaries (“Lender Liens”), and all obligations (including guarantee obligations) of the Company Parties and their respective Subsidiaries in respect of such Indebtedness (“Loan Obligations”), before or substantially simultaneously with the Closing. Each of the Caesars Parties shall request that the Lenders deliver letters or similar written confirmation (each, a “Release Confirmation”), before or substantially simultaneously with the Closing, confirming that (a) all Lender Liens shall be, upon the Closing Date, released by all lenders thereunder and (b) all Loan Obligations shall be, upon the Closing Date, released. Each of the Caesars Parties shall keep Growth Partners reasonably informed (orally and in writing) on a current basis regarding any material developments relating to their request for Release Confirmations. Notwithstanding the foregoing, the Parties acknowledge and agree that the Indebtedness outstanding under the Bill’s Credit Facility will remain outstanding at Closing and, for the avoidance of doubt, the Liens securing such Indebtedness will not be released.

Section 8.9 Financial Statements.

(a) Prior to the Closing, Parent or Sellers shall deliver to Growth Partners copies of the audited financial statements of the Company Parties and their consolidated Subsidiaries taken as a whole (and not, for the avoidance of doubt, with respect to each Company Party and its consolidated Subsidiaries on an individual basis) as of December 31, 2012 and December 31, 2013 and for the two fiscal year periods ending on such dates prepared by Deloitte & Touche LLP (the “Audited Financial Statements”). If the Closing occurs, Growth Partners shall reimburse Sellers for one-half of the costs, fees, expenses and other amounts payable to Deloitte & Touche LLP in connection with the preparation of the Audited Financial Statements.

(b) Between the date hereof and the Closing, Parent or Sellers shall deliver to Growth Partners as promptly as practicable (and in any event within thirty (30) days) after the end of each calendar month unaudited financial statements of each Company Party and its Subsidiaries that substantially conform to the requirements of the Financial Statements.

Section 8.10 The Cromwell.

(a) From the date of this Agreement through and including the Cromwell Completion Date, the Caesars Parties shall, and prior to the Closing shall cause CIC and its Subsidiaries to, diligently construct and develop The Cromwell in accordance with the Cromwell Construction Plans, as such Cromwell Construction Plans are updated or amended pursuant to this Section 8.10.

(b) From the date of this Agreement through and including the Cromwell Completion Date, the Caesars Parties shall, and prior to the Closing shall cause CIC and its Subsidiaries to (i) keep Growth Partners reasonably informed of and allow Growth Partners to attend and participate in construction meetings, (ii) conduct meetings with Growth Partners as reasonably requested by Growth Partners to discuss the construction and development of The Cromwell, (iii) keep Growth Partners reasonably informed of any proposed update or amendment to the Cromwell Construction Plans and (iv) have the right to make updates and amendments to the Cromwell Construction Plans to reflect (A) the actual progress of such construction and development and (B) changes thereto made in the ordinary course of business; provided that any such amendment that is materially inconsistent with the Cromwell Construction Plans shall require the prior written consent of Growth Partners (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) The Caesars Parties shall promptly notify Growth Partners of any material change or deviation from the Cromwell Construction Plans or any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, any material change or deviation from the Cromwell Construction Plans or any delay in the Cromwell Completion Date, the Cromwell Casino Target Opening Date or the Cromwell Nightclub Target Opening Date.

(d) At least five (5) business days prior to the anticipated opening date for The Cromwell, or at such earlier time as requested by Property Manager pursuant to the Property Management Agreement with respect to The Cromwell, CEOC shall cause The Cromwell to have an amount of House Funds at least equal to $2,700,000. In the event that, at any time, and from time to time, the aggregate amounts on deposit in the Accounts do not equal or exceed the Remaining Cromwell Costs, CEOC shall promptly pay to CIC in immediately available funds the amount of such deficit.

Section 8.11 The Quad Renovation.

(a) From the date of this Agreement through and including the Quad Completion Date, the Caesars Parties shall, and prior to the Closing shall cause 3535 LV to, at the expense of Growth Partners (except as otherwise provided herein), (i) diligently conduct the construction and renovation of The Quad in accordance with the Quad Renovation Documents, (ii) keep Growth Partners reasonably informed of and allow Growth Partners to attend and participate in construction and renovation meetings, (iii) conduct meetings with Growth Partners as reasonably requested by Growth Partners to discuss the construction and renovation of The Quad, (iv) keep Growth Partners reasonably informed of any proposed update or amendment to the Quad Renovation Documents and (v) deliver to Growth Partners as promptly as practicable (and in any event within ten (10) days) after the end of each calendar month a schedule setting forth the aggregate Pre-Closing Quad Renovation Expenditures.

(b) Within forty-five (45) days of the date hereof, the Caesars Parties shall deliver to Growth Partners a copy of each portion of the development and design package for the construction and renovation of The Quad, including plans with respect to interior fit out, furnishings, fixtures and equipment (the “Design Package”). Growth Partners shall have thirty (30) days following receipt of the Design Package (or any portion thereof) to review or approve the Design Package or such portion thereof. If Growth Partners does not deliver to the Caesars Parties written comments on, or written objections to, the Design Package (or such portion thereof) within such thirty (30) day period, Growth Partners shall be deemed to have approved the Design Package (or portion thereof) as presented. If, on the other hand, Growth Partners provides timely written comments or written objections to the Design Package (or portion thereof), Growth Partners and the Caesars Parties shall use good faith efforts to resolve any such comments and/or objections in a timely manner. Following resolution of any comments and/or objections (as evidenced by written agreement of the Parties), such Design Package (or such portion thereof) shall be, for all purposes of this Agreement, the “Approved Design Package.”

(c) The Caesars Parties shall promptly notify Growth Partners of any proposed change or deviation from the Quad Renovation Documents or any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, any material change or deviation from the Quad Renovation Documents or any delay in the completion of the construction and renovation of The Quad. The Caesars Parties shall not amend or modify, in any material respect, the Quad Renovation Documents without the prior written consent of Growth Partners.

Section 8.12 Capital Expenditure Budget. From the date of this Agreement through the earlier of Closing or the termination of this Agreement pursuant to Section 10.1, each Caesars Party shall, and shall cause the applicable Company Party and its Subsidiaries to, make the capital expenditures, capital additions and/or capital improvements (collectively, the “Required Improvements”) reflected in the Capital Expenditure Budgets. The Required Improvements shall be completed with the quality and to a standard comparable to the Casino in which such Required Improvement is being made.

Section 8.13 Financing.

(a) Prior to the Closing, each of CAC and Growth Partners will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing as contemplated by and in accordance with the terms and conditions of the Commitment Letter (as modified by the flex provisions of the related fee letter and as otherwise modified, so long as such modification would not (i) impose new or additional material conditions or reasonably be expected to prevent, or materially delay or impair, the availability of the Financing or (ii) adversely impact the ability of CAC and Growth Partners to timely consummate the Closing (it being understood that any modification that is entered into for the purpose of adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof or for the purpose of extending the termination date set forth in the Commitment Letter shall be permitted)), provided, however, that if the Financing becomes unavailable to CAC and Growth Partners on the terms and conditions set forth in the Commitment Letter or the Commitment Letter shall be terminated for any reason (other than due to a material breach by the Caesars Parties of any material provision of this Agreement which prevents or renders impracticable the consummation of the Financing), each of CAC and Growth Partners shall use its reasonable best efforts to obtain alternative financing on terms and conditions satisfactory to CAC and Growth Partners and, to the extent required under applicable Law, approved by the relevant Gaming Authorities (the “Alternative Financing”). It is understood and agreed that “reasonable best efforts” as used in this Section 8.13(a) shall not require CAC or Growth Partners to obtain the Alternative Financing if the terms and conditions of such financing (including all terms, termination rights, flex provisions and funding conditions) are less favorable, taken as a whole, to CAC, Growth Partners and its Subsidiaries as compared to the terms of the Commitment Letter. Each of the Caesars Parties shall, at CAC’s and Growth Partners’ cost and expense, provide such cooperation as is reasonably requested by CAC and Growth Partners in connection with obtaining any such Financing (or any Alternative Financing) or the 144A Financing, pursuant to Section 8.13(b). Upon the request of Parent or a Seller, CAC and Growth Partners shall apprise Parent and such Seller of material developments relating to the Financing or any Alternative Financing and reasonably promptly shall, upon the written request of Parent and CEOC, provide copies of all definitive documents agreed with the Financing Lenders or otherwise related to the Financing or any Alternative Financing to Parent or a Seller, subject to customary redaction of fee amounts and other economic terms (including interest rates).

For purposes of this Agreement, references to “Financing” shall include the financing contemplated by the Commitment Letter as amended, modified, waived or replaced in accordance with this Section 8.13(a) and references to “Commitment Letter” shall include the Commitment Letter as amended, modified, waived or replaced in accordance with this Section 8.13(a).

(b) Prior to the Closing, each of the Caesars Parties shall provide, and shall use its reasonable best efforts to cause its Representatives, in each case, with appropriate seniority and expertise, including its or their accounting firms, to provide, at CAC and Growth Partners’ sole cost and expense, all cooperation reasonably requested by CAC and Growth Partners in connection with the arrangement of the Financing (including any Alternative Financing) and the 144A Financing, including by, in each case upon reasonable advance notice and on a reasonable number of occasions:

(i) assisting in the preparation for and participation in the marketing efforts in connection with the syndication of the financing contemplated by the Commitment Letter or the Alternative Financing (including a reasonable number of lender meetings and conference calls) or the 144A Financing, other meetings, presentations, drafting sessions, road shows, due diligence sessions (including accounting due diligence sessions) and sessions with the Financing Lenders, any lenders providing Alternative Financing or any initial purchasers of the 144A Financing (such lenders and initial purchasers, together with the Financing Lenders, the “Applicable Financing Lenders”), other prospective lenders and investors and ratings agencies, and assisting CAC and Growth Partners in obtaining ratings as contemplated by the Financing, the Alternative Financing, and the 144A Financing, if any;

(ii) cooperating with CAC, Growth Partners and the Applicable Financing Lenders, including, as applicable, reasonably assisting with the preparation of rating agency presentations, pro forma financial information and financial statements, bank information memoranda, lender presentations, offering documents, private placement memoranda, prospectuses and similar documents and other customary marketing materials for the Financing and the 144A Financing (including, as applicable, delivering customary representation letters, authorization letters, confirmations and undertakings as contemplated by the Commitment Letter or replacement thereof (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Financing (including any Alternative Financing)));

(iii) as promptly as reasonably practicable, (A) furnishing CAC, Growth Partners and the Applicable Financing Lenders and their respective Representatives with the Required Information, (B) informing CAC and Growth Partners if the chief executive officer, chief financial offer, treasurer or controller of the Caesars Parties or any director or member of the Caesars Parties shall have actual knowledge of any facts as a result of which a restatement of any financial statements for such financial statements to comply with GAAP is, to such person’s actual knowledge, probable;

(iv) both before the Closing and, to the extent reasonably necessary to allow CAC and Growth Partners to consummate a securities offering or comply with SEC requirements after the Closing (but in either case at CAC’s and Growth Partners’ cost and expense), providing appropriate representations with respect to information for periods prior to the Closing customary in connection with the preparation of financial statements and other financial data of the Company Parties and requesting accountants’ consents in connection with the use of the Company Parties’ financial statements for periods prior to the Closing in offering documents, prospectuses, Current Reports on Form 8-K and other documents to be filed with the SEC;

(v) using reasonable best efforts to provide (y) within forty-five (45) days of the end of each of the first three fiscal quarters of the current fiscal year and any subsequent fiscal year ending prior to the Closing Date, quarterly financial statements which for the avoidance of doubt shall include the comparable period in the prior fiscal year of the Company Parties which have been “reviewed” by auditors in accordance with Statements on Auditing Standards 100, and (z) within ninety (90) days of the end of each of the most recently completed fiscal year and each subsequent fiscal year ending prior to the Closing Date, audited financial statements of the Company Parties for such fiscal year;

(vi) with respect solely to the Purchased Entities, executing and delivering as of (but not before) the Closing any pledge and security documents, other definitive financing documents, or other certificates, customary (e.g., local counsel) legal opinions or documents as may be reasonably requested by CAC and Growth Partners and otherwise facilitating the pledging of collateral of the Purchased Entities (including, providing reasonable and customary information required in connection with the pledging and identification of real property and intellectual property of the Purchased Entities and cooperation in connection with CAC and Growth Partners’ efforts to obtain environmental assessments and title insurance with respect thereto);

(vii) assisting CAC and Growth Partners to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and Contracts relating to the Company Parties (or the Purchased Entities) and to arrange discussions among CAC, Growth Partners and the Applicable Financing Lenders and their respective Representatives with other parties to material leases, encumbrances and Contracts as of the Closing;

(viii) (A) permitting the Applicable Financing Lenders to evaluate the Company Parties’ (or Purchased Entities’) current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and assisting with other collateral audits and due diligence examinations and (B) establishing bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Financing (including any Alternative Financing) or the 144A Financing, if any;

(ix) reasonably facilitating the taking of all corporate, limited liability company or other similar actions by the Caesars Parties that are reasonably necessary to permit the consummation of the Financing (including any Alternative Financing) and the 144A Financing, if any, and to permit the proceeds thereof, together with the cash at the Purchased Entities and their Subsidiaries, if any (not needed for other purposes), to be made available on the Closing Date to consummate the transactions contemplated by this Agreement, provided, that for the avoidance of doubt, any costs, fees or expenses incurred or required to be paid in connection with the consummation of the Financing or any Alternative Financing shall not constitute Unpaid Caesars Expenses hereunder and the Caesars Parties shall have no liability or obligation in connection therewith;

(x) providing at least five (5) Business Days prior to the Closing Date all documentation and other information about the Company Parties as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least ten (10) Business Days prior to the anticipated Closing Date; and

(xi) cooperating with CAC and Growth Partners to satisfy the conditions precedent to the Financing (including any Alternative Financing) to the extent within the control of the Caesars Parties.

The foregoing notwithstanding, (A) Persons who are directors or members of the Caesars Parties prior to the Closing Date in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Financing (including any Alternative Financing), (B) no obligation of the Caesars Parties or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until the Closing Date and no officer or director of any Caesars Party (other than, as of the Closing, the Company Parties) shall be required to execute any documents, including, without limitation, any registration statement to be filed as specifically set forth above, including with the SEC, any pledge or security documents or other definitive financing documents (except with respect to the representation letters or authorization letters specified above) and (C) none of the Caesars Parties nor any of their respective Representatives shall be required to pay any commitment or other similar fee or incur any other liability, cost or expense in connection with the Financing (including any Alternative Financing) or 144A Financing, if any, and CAC or Growth Partners shall pay on behalf of any Caesars Party, or promptly reimburse any Caesars Party for, any fee or reasonable expense documented out-of-pocket incurred solely in connection with the Financing or any Alternative Financing or with any action taken in compliance with this Section 8.13; provided that, for the avoidance of doubt, the costs, fees, expenses and other amounts payable to Deloitte & Touche LLP in connection with the preparation of the Audited Financial Statements shall be treated in accordance with Section 8.9(a). CAC and Growth Partners shall indemnify and hold harmless the Caesars Parties and their respective Representatives from and against any and all Damages arising out of any claim by a third party (other than Damages which are the subject matter of any successful indemnification claim pursuant to Section 11.2 by a Growth Indemnified Person against the Caesars Parties) suffered or incurred by them in connection with the arrangement of the Financing or any Alternative Financing in compliance with this Section 8.13 and any information utilized in connection therewith (other than information provided by or on behalf of the Caesars Parties or their respective Representatives), in each case, except to the extent suffered or incurred as a result of bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Caesars Parties.

Nothing contained in this Section 8.13(b) or otherwise shall require any Caesars Party (other than, from and after the Closing, any Company Party) to be an issuer, guarantor, pledgor or other obligor with respect to the Financing (including any Alternative Financing) or the 144A Financing, if any. Each of the Caesars Parties hereby expressly authorizes the use of the financial statements and other information to be provided pursuant to this Section 8.13(b) for purposes of the Financing (including any Alternative Financing).

(c) Each of the Caesars Parties hereby consents to the use of its logos in connection with the Financing (including any Alternative Financing); provided that such logos shall be used by CAC, Growth Partners and the Financing Lenders in a manner that is not intended to, or reasonably likely to, harm or disparage the Caesars Parties or the reputation or goodwill of the Caesars Parties.

(d) Prior to and through the Closing, the Caesars Parties shall use reasonable best efforts to periodically update any Required Information provided to CAC and Growth Partners as may be necessary so that such Required Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information”. For the avoidance of doubt, CAC and Growth Partners may, to most effectively access the financing markets, require the cooperation of the Caesars Parties under this Section 8.13 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided that CAC and Growth Partners shall comply with Section 8.13(b) with respect to any requests for cooperation and shall use their reasonable best efforts to limit interference with the ongoing operations of the Caesars Parties. The Caesars Parties shall timely file SEC documents and other materials with the SEC to the extent required by the SEC in accordance with Law to the extent such SEC documents relate specifically to the Company Parties or any of their Subsidiaries. In addition, if, in connection with a marketing effort contemplated by the Commitment Letter, CAC and Growth Partners reasonably request the Caesars Parties to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company Parties or any of their Subsidiaries, which CAC and Growth Partners reasonably determine to include in a customary offering memorandum for the Financing, then Caesars Parties shall file a Current Report on Form 8-K containing such material non-public information.

(e) Prior to the Closing, the Caesars Parties shall use their reasonable best efforts to cause their independent auditors to provide, consistent with customary practice, (A) consent to SEC filings and offering memoranda that include or incorporate the Company Parties’ consolidated financial information and their reports thereon, in each case, to the extent such consent is required, customary auditors reports and customary comfort letters (including “negative assurance” comfort) with respect to financial information relating to the Company Parties or their Subsidiaries in connection with the 144A Financing, if any, (B) reasonable assistance in the preparation of pro forma financial statements by CAC and Growth Partners and (C) reasonable assistance to and cooperation with CAC and Growth Partners, including attending accounting due diligence sessions, in connection with the Financing (including any Alternative Financing), the 144A Financing and the other transactions contemplated by this Agreement.

Section 8.14 Restructuring Transactions; Intercompany Liabilities.

(a) Not less than five (5) Business Days prior to the Closing, CEOC shall consummate the Restructuring Transactions and shall provide Growth Partners satisfactory evidence thereof, together with a copy of all documents, agreements and instruments executed in connection therewith. Immediately following the consummation of the Restructuring Transactions, CEOC shall cause (i) the NewCo Sellers to execute and deliver to CAC and Growth Partners a joinder to this Agreement, in the form attached as Exhibit G hereto (the “Joinder”); and (ii) each of the Property Managers to execute and deliver to CAC and Growth Partners a Joinder.

(b) CEOC shall ensure that following consummation of the Restructuring Transactions, and as of the Closing, (i) each of the NewCo LLCs shall own or otherwise have both (x) the rights to use, to the same extent as the relevant Company Party or Company Subsidiary as applicable, did immediately prior to the Restructuring Transactions, all of the assets that were used or held for use by such Company Party or Company Subsidiary in their respective businesses conducted by them immediately prior to the Restructuring Transactions, and (y) the services of the applicable Property Employees and (ii) none of the NewCo LLCs, CIC, JCC Holding or any of their respective Subsidiaries shall have any Liabilities (A) owing to Parent or any of its Affiliates other than Liabilities (i) reflected on the Estimated Closing Statement and the Final Closing Statement and (ii) taken into consideration for purposes of calculating Estimated Closing Net Working Capital and Final Closing Net Working Capital, or (B) for Taxes for which the transferor may be liable pursuant to Treasury Regulation section 1.1502-6, similar provisions of state or local law, or otherwise as a result of being a member of a consolidated, combined, unitary or similar group.

Section 8.15 Amendments and Terminations. Prior to the Closing, the Caesars Parties shall (a) terminate the agreements set forth on Section 8.15(a) of the Growth Partners Disclosure Schedule and receive a binding release of all claims thereunder and (b) amend the agreements set forth on Section 8.15(b) of the Growth Partners Disclosure Schedule, in the manner set forth therein, in the case of each of clauses (a) and (b), in form and substance satisfactory to Growth Partners. The Caesars Parties shall provide Growth Partners satisfactory evidence thereof, together with a copy of all documents, agreements and instruments executed in connection therewith.

Section 8.16 Employee and Benefit Plan Matters.

(a) Each of the Parties shall cooperate and use commercially reasonable best efforts to, as promptly as practicable following the date hereof, identify any Property Employee who provides a supervisory function to one or more of the Casinos, on the one hand, and to other facilities owned or operated by the Caesars Parties (other than the Purchased Entities or their Subsidiaries) on the other hand (such employees, the “Management Employees”). The Caesars Parties shall, and shall cause each of their respective Subsidiaries to, transfer and assign the employment of, and all employment-related obligations (including but not limited to employment Contracts) of, any Management Employees employed by any of the Company Parties or the Purchased Entities (or their respective Subsidiaries) to Services Co. effective as of the Closing Date (or, if Services Co. has not then been established, to CEOC or one of its Affiliates), such that, as of the Closing Date, none of the Purchased Entities or their respective Subsidiaries is an employer of any Management Employees. The Caesars Parties shall, and shall cause each of their respective Subsidiaries to, transfer and assign the employment of, and all employment-related obligations (including but not limited to employment Contracts) of, any Property Employees (other than Management Employees) employed by the Caesars Parties or their Subsidiaries (other than the Purchased Entities or their respective Subsidiaries) to the Purchased Entities or their respective Subsidiaries prior to the Closing Date, such that, as of the Closing Date, a Purchased Entity or its Subsidiary is the employer of the then-current Property Employees.

(b) Prior to the Closing, Parent or CEOC, as applicable, shall, in a manner which complies with all applicable Laws, (i) amend its defined contribution savings and retirement plans as necessary or appropriate to both (x) constitute a plan maintained by more than one employer within the meaning of Section 413(c) of the Code and (y) identify each applicable Company Party or its Subsidiaries, as applicable, as an employer maintaining such plan and (ii) subject to Section 8.16(e), take such actions as are necessary so that, effective at the Closing, the Property Employees who were participating in the Caesars Benefit Plans that provide medical, dental, vision, disability and other health and welfare benefits immediately prior to the Closing will participate in plans that are substantially similar, mutatis mutandis, to those covering the Property Employees under the Caesars Benefit Plans immediately prior to the Closing (the “Mirror H&W Plans”); which Mirror H&W Plans may, in the discretion of CEOC, be sponsored after the Closing by an applicable Purchased Entity or its Subsidiary or an ERISA Affiliate of them, provided, however, that no Mirror H&W Plan shall constitute a multiple employer welfare arrangement. Notwithstanding anything in this Section 8.16(b) to the contrary, on and after the Closing, Growth Partners shall cause its Subsidiaries to continue to provide those Property Employees who are covered by a Labor Agreement with those pension, health and welfare and fringe benefits provided under the Union Plans in accordance with the terms of each such Labor Agreement, and, except as set forth on Section 8.16(b) of the Caesars Disclosure Schedule, such Property Employees covered by such Labor Agreements shall not be eligible to participate in or otherwise receive benefits under the pension and Mirror H&W Plans hereinabove described for the Property Employees not covered by a Labor Agreement.

(c) In connection with the actions contemplated by this Section 8.16 and the consummation of the transactions contemplated by this Agreement, including the Restructuring Transactions, CEOC shall, or shall cause each Property Employer to, at its own expense, give all notices and other information required to be given to and satisfy any bargaining obligations prior to the Closing with respect to, any Property Employee, any labor or trade union, works council or any other employee representative body, and/or any applicable Governmental Entity, whether under the Worker Adjustment and Retraining Notification Act or any similar state or local law (the “WARN Act”), the National Labor Relations Act, as amended, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1986, any other applicable Laws, or a Labor Agreement. Neither CEOC nor any of its Subsidiaries or any Property Employer will take any action with respect to any Property Employees prior to the Closing that would constitute a plant closing or mass layoff within the meaning of, or otherwise trigger notice, compensation, or other obligations under the WARN Act. With respect to any Property Employees whose employment transfers pursuant to Section 8.16(a), the entity employing such persons shall pay to such persons all wages accrued through and ending with the effective date of such transfer, any severance or other contractual liability that is triggered by such transfer, and shall provide for the withholding and remittance of all applicable Tax withholdings for any such amounts.

(d) Nothing contained herein shall be construed as requiring any of the Parties or their respective Affiliates to continue any specific employee benefit plans or to continue the employment of any specific person. The provisions of this Section 8.16 are solely for the benefit of the Parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Section 8.16, and nothing herein shall be construed as an amendment to any compensation or benefit plan or arrangement for any purpose.

(e) Notwithstanding anything in Section 8.16(b)(ii) to the contrary, in the event that any Mirror H&W Plan is not fully implemented and effective as of the Closing such that the requirements contained in Section 8.16(b)(ii) cannot be satisfied as of the Closing (any such plan, a “Pending Mirror H&W Plan”), then for the period (the “Transition Period”) commencing on the Closing and ending at midnight on such date as such Pending Mirror H&W Plan is fully implemented and effective and capable of providing the coverage described in Section 8.16(b)(ii) or such other date as the Parties may mutually determine, but in no event later than December 31, 2014 (the “Benefit Changeover Date”), the applicable Caesars Party sponsoring each Transition Benefit agrees to make available coverage (including COBRA coverage), employee call centers and claims processing services to and in respect to the Property Employees who are employees of the Purchased Entities immediately prior to and following the Closing; provided, however, that the Caesars Parties shall indemnify and hold Growth Partners harmless against any Liabilities associated with the provision of Transition Benefits, except as specifically contemplated by this Section 8.16(e). For purposes of this Section 8.16(e), the “Transition Benefits” shall mean those particular medical, dental, vision, disability and other health and welfare plans in which Property Employees participate immediately prior to the Closing which would otherwise be provided under a Pending Mirror H&W Plan and which will be provided upon the full implementation and effectiveness thereof, and such additional benefits which the parties otherwise mutually agree to include within the definition of “Transition Benefits” as soon as practicable following the date hereof. The applicable Caesars Party or its service provider administering each Transition Benefit shall honor any claims for benefits under such Transition Benefits which are incurred prior to the Benefit Changeover Date and which are presented to such administrator in accordance with the terms of the particular plan, program, policy or arrangement establishing the particular Transition Benefit; provided, however, that such claims are presented prior to the expiration of the twelve (12) month period beginning on the Benefit Changeover Date. Growth Partners shall reimburse the applicable Caesars Party for the actual aggregate employer and employee premium cost, including any monthly service charges imposed by the applicable Caesars Party’s service provider which are paid directly by the applicable Caesars Party (“Aggregate Premium Cost”), of providing such Transition Benefits during the Transition Period within forty-five (45) days after the applicable Caesars Party submits written proof of such Aggregate Premium Cost to Growth Partners. To the extent a particular Transition Benefit is administered by a third party service provider, the applicable Caesars Party shall use commercially reasonable efforts to obtain such service provider’s consent to the substitution of Growth Partners or one of its Subsidiaries as the party legally responsible for providing the particular Transition Benefit on and after the Closing but otherwise continuing to treat the particular Transition Benefit as administered by the applicable Caesars Party and its service providers throughout the Transition Period.

Section 8.17 Permits and Other Filings.

(a) From the Closing Date until Growth Partners elects otherwise, in Growth Partners’ sole discretion, CEOC will retain responsibility for compliance in all respects with the Part 70 Operating Permit for Source 257 issued by Clark County Department of Air Quality to CEOC (the “Title V Permit”) and cause the Title V Permit to be retained in CEOC’s name for the air pollution sources associated with the operations of the Purchased Assets and the hotel and casino commonly known as Planet Hollywood (the “Air Sources”) until such time as Clark County or another Governmental Entity with jurisdiction over the Title V Permit requires that a

Permit (or Permits) for the Air Sources be issued directly to Growth Partners or its designated Subsidiary for the Air Sources (a “New Permit”), including filing for and diligently pursuing, at CEOC’s sole cost and expense, current renewal of the Title V Permit in accordance with Environmental Law as soon as practicable following the execution of this Agreement; provided that any election by Growth Partners pursuant to this Section 8.17(a) shall be subject to the approval of the relevant Governmental Entities, and in accordance with Section 8.17(d) of this Agreement.

(b) From the Closing Date up to and including the date that a New Permit or New Permits are issued for all of the Air Sources, in the event that Growth Partners determines that it will voluntarily seek to obtain New Permits for the Air Sources, and provided that the relevant Governmental Entities have no objection to such New Permits being sought, CEOC will reasonably cooperate with Growth Partners, including by executing such documents and instruments as may be reasonably necessary or desirable to cause Growth Partners or its designated Subsidiary to obtain a New Permit or become the successor to the Title V Permit (as it relates to the Air Sources), as the applicable Governmental Entity may require. Costs and expenses incurred to obtain New Permits for the Air Sources shall be paid by Growth Partners; provided that any costs and expenses relating to air sources owned by CEOC or other third parties shall be paid by CEOC. With respect to costs and expenses that cannot be directly attributed to particular air sources regulated by the Title V Permit, such costs and expenses shall be allocated between the parties pro rata based on the number of rooms at the facilities regulated under the Title V Permit that each party owns or otherwise controls.

(c) Growth Partners agrees to reimburse CEOC for fee payments and any other direct costs incurred by CEOC, including reasonable consultants’ fees and annual emission fees, in connection with the maintenance of the Title V Permit for the Air Sources from the Closing Date up to and including the date that a New Permit is issued or Growth Partners becomes the successor to the Title V Permit. Growth Partners further agrees to reasonably cooperate with CEOC, including by executing such documents and instruments as may be necessary to comply with any and all quarterly or annual reporting and/or testing obligations under the Title V Permit for the Air Sources and reimburse CEOC for CEOC’s costs in connection therewith.

(d) Growth Partners and CEOC shall use commercially reasonable efforts to cooperate under this Section 8.17, as necessary to obtain, modify or renew permits for the Air Sources, including but not limited to, consulting with each other on any issues that require regulatory approval and could have a material adverse impact on the operations of CEOC or Growth Partners with respect to the Air Sources, cooperating with the relevant Governmental Entities, participating in the public comment process, and working with interested parties and neighboring landowners, for so long as any permits for the Air Sources are required by Law or held by CEOC or Growth Partners.

(e) If, at any time, CEOC receives a notice of violation or other noncompliance or liability relating to the Title V Permit for the Air Sources, CEOC shall reasonably promptly notify Growth Partners of CEOC’s receipt of such notice, and CEOC shall indemnify Growth Partners for any costs associated with defending and/or paying fines or other losses or Damages associated with any such notice to the extent that such fines or other liabilities result from the gross negligence or willful misconduct of CEOC or a breach of any Property Management Agreement by any Property Manager. If Growth Partners determines, in its reasonable discretion, that CEOC will not cause such violation to be cured in a timely fashion, Growth Partners shall have the right to cure or cause to be cured such violation; provided, however, that CEOC shall have the right to contest in good faith any such violation, and Growth Partners shall not take any action to cure, or cause to be cured, such violation until the good faith contest of such violation by CEOC has been completed; provided, further, however, that notwithstanding the foregoing, Growth Partners shall have the right to cure, or cause to be cured, such violation if Growth Partners determines that failure to cure such violation will be reasonably likely to result in Growth Partners being “permit-blocked” in any state or under the federal Applicant Violator System or any equivalent state or local Law.

Section 8.18 Services Joint Venture. Each Property Owner is entering into the applicable Property Management Agreement with the applicable Property Manager at the Closing, pursuant to which, among other things, the Property Managers are providing management services to the applicable Casino and access to the Total Rewards® Program on the terms contemplated herein, which the Parties acknowledge, together with the related Intellectual Property arrangements contemplated under the Property Management Agreement Term Sheet, are critical elements of the transaction such that Growth Partners would not have entered into this Agreement or the Ancillary Agreements without the fundamental understanding that this Agreement and the Ancillary Agreements, together with the Services Joint Venture Arrangements, taken as a whole, represent a single, integrated transaction. In furtherance of the foregoing, the Parties covenant and agree to use reasonable best efforts to establish a mutually satisfactory services joint venture arrangement, based on good faith negotiations, as reflected in the Services Joint Venture Term Sheet attached hereto as Exhibit H (the “Services Joint Venture Arrangements”) with such other terms as the Parties may agree, as promptly as practicable following the date hereof with the intention of being in place as of the Closing Date, subject to the receipt of any necessary regulatory approvals with respect to any portion of such arrangements for which approval is required, provided, however, that the Services Joint Venture Arrangements shall not become effective prior to the Closing.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1 Conditions to Obligations of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) No Injunctions, Illegality or Litigation. No Law or Order issued by any Governmental Entity (including any Gaming Authority) shall have been adopted, promulgated or issued that would prohibit, restrain, enjoin or render unlawful the consummation of the transactions contemplated by this Agreement, and there shall be no pending Action by any Governmental Entity of competent jurisdiction seeking any such Law or Order.

(b) Gaming Licenses. Any and all Gaming Licenses shall have been obtained, which Gaming Licenses shall have been granted without the imposition of limitations, restrictions or conditions materially adverse to the Parties, and such Gaming Licenses shall be in full force and effect.

(c) Financial Advisor Opinions. The Board of Directors of Parent and the special committee of the Board of Directors of Parent shall have received, as of a date that is reasonably proximate to the Closing Date, (x) the opinion described in Section 5.7(i)(b) in substantially the form delivered on or prior to the date hereof, and (y) an opinion that, collectively, (A) the sale of the Purchased Assets in exchange for the Base Amount pursuant to this Agreement, and (B) the transactions contemplated by the Property Management Agreements and the Services Joint Venture Arrangements, are on terms that are (i) no less favorable to CEOC or such relevant restricted subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an affiliate and (ii) not materially less favorable to CEOC or such relevant restricted subsidiary, as applicable, than those that could have been obtained in a comparable transaction by CEOC or such relevant restricted subsidiary with an unrelated person, in the case of clauses (x) and (y) of this Section 9.1(c), either from the financial advisor named in Section 5.7 or such other independent, nationally recognized financial advisor as selected by Parent and approved by Growth Partners (such approval not to be unreasonably withheld, conditioned or delayed).

Section 9.2 Conditions to the Obligations of the Caesars Parties. The respective obligations of the Caesars Parties to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of CAC and Growth Partners set forth in Section 7.1 (Organization and Qualification), Section 7.2 (Power and Authority; Authorization), Section 7.3 (Due Execution and Enforceability), and Section 7.7 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the other representations and warranties of CAC and Growth Partners contained in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date except (x) in each case of each of clauses (i) and (ii), representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) in the case of clause (ii) only, where the failure of such representations and warranties to be so true and correct (without giving regard to any “material”, or “material adverse effect” or any other materiality qualifications set forth therein) does not have, and would not reasonably be expected to have individually or in the aggregate, a material adverse effect on the ability of each of CAC and Growth Partners to perform its obligations under this Agreement and each Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.

(b) Covenants and Agreements. The covenants and agreements of CAC and Growth Partners to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed and complied with in all material respects.

(c) Closing Deliverables. At the Closing, CAC or Growth Partners, as applicable, shall deliver, or cause to be delivered, to the Caesars Parties:

(i) a certificate, dated as of the Closing Date and signed on behalf of Growth Partners by an executive officer of Growth Partners (or executive officer of its managing member), stating that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied;

(ii) the Ancillary Agreements intended to be executed at or in connection with the Closing, duly executed by the parties thereto (other than the Caesars Parties);

(iii) payment to each Seller or its designee, by wire transfer, to an account or accounts designated in the Flow of Funds, in immediately available funds, of an aggregate amount equal to the Closing Payment; and

(iv) such other appropriately executed documents, instruments and agreements as may be necessary to consummate the transactions contemplated by this Agreement, in a form reasonably acceptable to the Caesars Parties, in each case which are requested by the Caesars Parties in writing at least two (2) Business Days prior to Closing.

Section 9.3 Conditions to the Obligations of CAC and Growth Partners. The obligations of CAC and Growth Partners to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Caesars Parties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Power and Authority; Authorization), Section 5.3 (Due Execution and Enforceability), Section 5.5 (Ownership; Title); Section 6.1 (Organization and Qualification; Subsidiaries), Section 6.2 (Power and Authority; Authorization), Section 6.3 (Due Execution and Enforceability), Section 6.4 (Ownership and Title), Section 6.5 (Capitalization), and Section 6.9 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the other representations and warranties of the Caesars Parties contained in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date except (x) in each case of each of clauses (i) and (ii), representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) in the case of clause (ii) only, where the failure of such representations and warranties to be so true and correct (without giving regard to any “material”, or “Material Adverse Effect” or any other materiality qualifications set forth therein) does not have, and would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect in respect of any Company Party.

(b) Covenants and Agreements. The covenants and agreements of each of the Caesars Parties to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed and complied with in all material respects.

(c) Consents and Notices. All of the Consents set forth on Section 9.3(c) of the Growth Partners Disclosure Schedule shall have been obtained.

(d) Closing Deliverables. At the Closing, the Caesars Parties shall deliver, or cause to be delivered, to Growth Partners:

(i) a certificate, dated as of the Closing Date and signed on behalf of the Caesars Parties by an executive officer of each Caesars Party, stating that the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(h) have been satisfied;

(ii) the other Ancillary Agreements intended to be executed at or in connection with the Closing to which any of the Caesars Parties is a party, duly executed by such Person, as applicable, each in form reasonably acceptable to Growth Partners;

(iii) a duly executed certificate from CEOC, prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2)(iv), in form and substance reasonably acceptable to Growth Partners and on the basis of which Growth Partners shall not be required to deduct or withhold any amounts under Section 1445 of the Code from any amounts payable pursuant to this Agreement, provided that the failure of CEOC to provide such certificate shall not prevent or delay the Closing, and that in the event of such failure Growth Partners shall be entitled to withhold any amounts that may be required consistent with Section 3.6 hereof;

(iv) a fee stream agreement in respect of each Management Fee Stream in a form reasonably acceptable to Growth Partners (collectively, the “Fee Stream Agreements”);

(v) (1) to the extent the Purchased Equity Interests are certificated, certificates evidencing such Purchased Equity Interests, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto and (2) to the extent the Purchased Equity Interests are not certificated, confirmations of book-entry transfer with respect to such Purchased Equity Interests;

(vi) with respect to each Owned Real Property and each ground leased Leased Real Property, an American Land Title Association extended coverage owner’s policy of title insurance (or local equivalent) (with an effective date not earlier than the Closing Date) in favor of the applicable property owning entity (a) showing marketable fee simple (or leasehold) title to such Company Real Property vested in the applicable property owning entity, (b) containing no exceptions other than the Permitted Liens, (c) stating liability coverage in such amounts as shall be determined by Growth Partners and (d) with such endorsements as Growth Partners may reasonably request (including, without limitation, a non-imputation endorsement as to the Knowledge of the Caesars Parties) (collectively, the “Title Policies”), understanding that all costs and expenses of the Title Policies shall be paid at Closing by Parent or Sellers;

(vii) with respect to each Owned Real Property and each ground leased Leased Real Property, an updated and current as-built survey for such Company Real Property, in form and substance satisfactory to the Growth Partners in its sole and absolute discretion, made in accordance with ALTA/ACSM minimum technical standards and the laws of the State where the applicable Casino is located, certified to the property owning entity and Growth Partners and any other persons or entities as Growth Partners may reasonably request, showing such entire Company Real Property, all adjoining streets and roads (including, without limitation, the points of ingress and egress thereto), the exact location by metes and bounds and the exact dimensions of such Company Real Property, a legal description of such Company Real Property, the exact location of any Improvements, setback lines, protrusions, encroachments, parking spaces and easements on and upon such Company Real Property, together with all rights-of-way and other matters relating to such Company Real Property (collectively, the “Surveys”), understanding that all costs and expenses of the Surveys shall be paid at Closing by Parent or Sellers; and

(viii) such other appropriately executed documents, instruments and agreements as may be necessary to consummate the transactions contemplated by this Agreement, in a form reasonably acceptable to Growth Partners, in each case which are requested by Growth Partners at least two (2) Business Days prior to Closing.

(e) Consummation of Restructuring Transactions. The Restructuring Transactions shall have been consummated and Growth Partners shall have received satisfactory evidence thereof, together with a copy of all documents, agreements and instruments executed in connection therewith, including the Joinders executed by each NewCo Seller and each Property Manager.

(f) Financing. CAC and Growth Partners shall have obtained the Financing on the terms set forth in the Commitment Letter (as may be modified by the flex provisions in the related fee letter and otherwise in accordance with Section 8.13(a)), or the Alternative Financing on terms and conditions satisfactory to CAC and Growth Partners and, to the extent required under applicable Law, approved by the relevant Gaming Authorities.

(g) Release Confirmations. Growth Partners shall have obtained the Release Confirmations and any other documents as may be necessary to evidence the release of the Lender Liens and the Loan Obligations.

(h) No Material Adverse Change. Since the date hereof, no event, change or circumstance shall have occurred that has caused or would reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect in respect of any Company Party.

Section 9.4 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in Section 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time, prior to the Closing:

(a) by mutual written consent of Growth Partners and CEOC;

(b) by either Growth Partners or CEOC:

(i) if the Closing shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any Party to this Agreement whose breach or failure (or whose Affiliate’s breach or failure) to perform any material covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date;

(ii) if any Order issued, or Law adopted, promulgated or issued by a Governmental Entity (including any Gaming Authority) permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement in a manner that would give rise to the failure of a condition set forth in Section 9.1(a), and such Order becomes effective (and final and nonappealable) (except for Orders relating to Gaming Laws, which shall be governed by Section 9.1(b)); or

(iii) if any Gaming Authority that must grant a Gaming License required by Section 9.1(b) shall have denied such grant in a manner that would give rise to the failure of a condition set forth in Section 9.1(b) and such denial shall have become final and nonappealable.

(c) by CEOC if Growth Partners shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) (x) cannot be cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that Growth Partners is notified by CEOC of such breach or failure to perform; provided that CEOC shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if the Caesars Parties are then in material breach of any of their representations, warranties, covenants or other agreements set forth herein in a manner that would cause any condition set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied;

(d) by Growth Partners if any of the Caesars Parties shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) (x) cannot be cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that CEOC is notified by Growth Partners of such breach or failure to perform; provided that Growth Partners shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Growth Partners is then in material breach of any of its representations, warranties, covenants or other agreement set forth herein in a manner that would cause any condition set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied; or

(e) by Growth Partners if there shall have occurred a material adverse effect on the Purchased Interests, taken as a whole.

Section 10.2 Notice of Termination. In the event of termination of this Agreement by any of the Parties pursuant to Section 10.1, written notice of such termination shall be given by the terminating Party to the other Parties to this Agreement.

Section 10.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall terminate and become void and have no effect, without any liability or obligation on the part of any Party hereto or their respective Affiliates or Representatives in respect thereof, except (a) as set forth in Section 8.5, this Section 10.3 and Article XII, each of which shall survive the termination of this Agreement, and (b) that nothing herein will relieve any Party from liability for any intentional breach of this Agreement or any fraud or intentional misconduct with respect to this Agreement.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Survival and Time Limitations.

(a) The representations and warranties of the Caesars Parties contained in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and shall continue for a period of eighteen (18) months after the Closing Date and any claim in respect thereof shall be made in writing during such time period, except that:

(i) The representations and warranties set out in Section 5.1 (Organization and Qualification), Section 5.2 (Power and Authority; Authorization), Section 5.3 (Due Execution and Enforceability), Section 5.5 (Ownership; Title); Section 6.1 (Organization and Qualification; Subsidiaries), Section 6.2 (Power and Authority; Authorization), Section 6.3 (Due Execution and Enforceability), Section 6.4 (Ownership and Title), Section 6.5 (Capitalization), and Section 6.9 (Brokers) (collectively, the “Caesars Fundamental Representations”) shall survive and continue in full force and effect forever;

(ii) The representations and warranties set out in Section 5.4 (Consents and Approvals; No Violations); Section 6.6 (Consents and Approvals; No Violations); Section 6.7 (Gaming Licenses), Section 6.13 (Taxes), Section 6.17 (Environmental Matters) and Section 6.18 (Employee Benefits) shall survive and continue in full force and effect until sixty (60) days have elapsed after the expiration of the applicable statutes of limitations (taking into account any extensions thereof); and

(iii) A claim for any breach by the Caesars Parties of any of their representations and warranties contained in this Agreement involving fraud may be made at any time subject to applicable limitation periods imposed by Law.

(b) The representations and warranties of CAC and Growth Partners contained in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and shall continue for a period of eighteen (18) months after the Closing Date and any claim in respect thereof shall be made in writing during such time period, except that:

(i) The representations and warranties set out in Section 7.1 (Organization and Qualification), Section 7.2 (Power and Authority; Authorization), Section 7.3 (Due Execution and Enforceability), and Section 7.7 (Brokers) (collectively, the “Growth Partners Fundamental Representations”) shall survive and continue in full force and effect forever; and

(ii) A claim for any breach by CAC or Growth Partners of any of their representations and warranties contained in this Agreement involving fraud may be made at any time subject only to applicable periods imposed by Law.

(c) Each covenant of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for the time period contemplated for performance or, if no time period for performance is contemplated, for a period of eighteen (18) months after the Closing Date.

(d) The special indemnities set forth in subsections (c) through (h) of Section 11.2 shall not be subject to any survival period.

Section 11.2 Indemnification in Favor of CAC and Growth Partners. From and after the Closing, Parent and Sellers, jointly and severally, shall indemnify and save CAC, Growth Partners, their Affiliates, including after the Closing, each of the Purchased Entities and their respective Subsidiaries, and its and their respective directors, officers, employees, Representatives and agents (collectively, the “Growth Indemnified Persons”) harmless of and from any Damages suffered or paid, directly or indirectly, by any of the Growth Indemnified Persons as a result of, in respect of, or arising out of, under, or pursuant to:

(a) any failure of the Caesars Parties to perform or fulfill any covenant of the Caesars Parties under this Agreement;

(b) any breach or inaccuracy of any representation or warranty given by the Caesars Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith;

(c) any failure by the Caesars Parties to open the hotel and casino at The Cromwell by the Cromwell Target Casino Opening Date or the restaurant and nightclub at The Cromwell by the Cromwell Target Nightclub Opening Date, other than as a result of an Excusable Delay;

(d) any Unpaid Caesars Expenses;

(e) any Taxes for which any Company Party, any Purchased Entity or its Subsidiaries is liable in respect of any taxable period (or portion thereof) ending on or prior to the Closing Date, other than with respect to Transfer Taxes, which is addressed in Section 8.6;

(f) any Quad Renovation Expenditures Overage up to a maximum amount equal to fifteen percent (15%) in excess of the Maximum Quad Renovation Expenditures (and, for the avoidance of doubt, neither Parent nor any Seller shall have any indemnification obligations with respect to any costs or expenses incurred in connection with the construction and renovation of The Quad in excess of fifteen percent (15%) of the Maximum Quad Renovation Expenditures);

(g) any Liabilities (including but not limited to withdrawal liabilities and litigation-related liabilities) arising under any multiemployer plan to which any of the Caesars Parties is a party, arising solely on account of facts, conduct, conditions or circumstances which occurred on or prior to the Closing Date; and

(h) the matters described on Section 11.2(h) of the Caesars Disclosure Schedule.

Section 11.3 Indemnification in Favor of the Caesars Parties. From and after the Closing, CAC and Growth Partners, jointly and severally, shall indemnify and save the Caesars Parties, their respective directors, officers, employees, Representatives and agents (collectively, the “Caesars Indemnified Persons”) harmless of and from any Damages suffered or paid, directly or indirectly, by any of the Caesars Indemnified Persons as a result of, in respect of, or arising out of, under or pursuant to:

(a) any failure of CAC or Growth Partners to perform or fulfill any covenant of CAC or Growth Partners under this Agreement; and

(b) any breach or inaccuracy of any representation or warranty given by CAC or Growth Partners contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith.

Section 11.4 Procedure for Indemnification.

(a) Notice of Claims.

(i) If an Indemnified Person becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article XI, the Indemnified Person must notify the Indemnifying Person, which notice shall specify whether the potential Damages arise as a result of:

(1) a claim directly by the Indemnified Person against the Indemnifying Person (a “Direct Claim”); or

(2) a claim made by a Person against the Indemnified Person (a “Third Party Claim”);

as soon as reasonably practicable, provided that the failure to provide such notice as soon as reasonably practicable to the Indemnifying Person shall not relieve the Indemnifying Person of liability except to the extent that the Indemnifying Person is materially prejudiced by such failure or delay.

(ii) The Indemnified Person must include in a notice given under clause (i) relevant details then known to the Indemnified Person of the Direct Claim or Third Party Claim, and the events, matters or circumstances giving rise to the Direct Claim or Third Party Claim and an extract of any document that identifies the liability or amount to which the Direct Claim or Third Party Claim relates or other evidence of the amount of the Direct Claim or Third Party Claim, and must after giving such notice keep the Indemnifying Person reasonably informed of all developments in relation to the Direct Claim or Third Party Claim.

(iii) If the Indemnifying Person has timely disputed its indemnity obligations for any Damages with respect to such Direct Claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.5.

(b) Third Party Claims.

(i) In the case of a Third Party Claim, the Indemnifying Person shall have the right in its sole discretion to conduct the defense of such Third Party Claim and to compromise or settle such Third Party Claim; provided that in no event shall the Indemnifying Person compromise or settle such Third Party Claim without the prior written consent of the Indemnified Person if (1) such compromise or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Person of a full release from all liability in respect to such Third Party Claim, (2) as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Person, (3) such compromise or settlement includes (A) any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Person or (B) any term that in any manner affects, restrains or interferes with the business of the Indemnified Person or any of its Affiliates or (4) such settlement or compromise imposes liability on the part of the Indemnified Person that is not indemnified by the Indemnifying Person hereunder; provided further that the Indemnifying Person shall reimburse the Indemnified Person for the reasonable costs of the Indemnified Person relating to such Third Party Claim and the conduct of any defense of such Third Party Claim. If the Indemnifying Person assumes the defense of any such Third Party Claim, the obligations of the Indemnifying Person under this Agreement shall include taking all steps reasonably necessary in the investigation, defense or settlement of such Third Party Claim (including the retention of legal counsel) and holding the Indemnified Person under this Agreement harmless from and against any and all Damages caused by or arising out of any settlement approved by such Indemnifying Person or any judgment in connection with such Third Party Claim.

(ii) If requested by the Indemnified Person, the Indemnifying Person will provide to the Indemnified Person copies of all pleadings, notices, communications, documentary or other evidence with respect to such Third Party Claim, except where receipt of such documents would waive any claim of privilege by the Indemnifying Person or its legal representative.

(iii) The Indemnified Person is entitled to, at its own cost and expense, liaise with the Indemnifying Person in relation to the defense of such Third Party Claim, and participate in, but not to determine or conduct, any defense of a Third Party Claim or settlement negotiations with respect to a Third Party Claim unless the Indemnifying Person has in its sole discretion determined to permit the Indemnified Person to defend such Third Party Claim, in which event the Indemnifying Person shall have the right to participate in, but not to determine or conduct, any defense of a Third Party Claim or settlement negotiations with respect to such Third Party Claim.

(iv) No settlement, resolution or compromise of such Third Party Claim by the Indemnified Person is determinative of the existence or amount of any Damages in respect of such Third Party Claim, unless the Indemnifying Person consents in writing to such settlement, resolution or compromise, which consent must not be unreasonably withheld, conditioned or delayed, and shall be deemed to have been given by the Indemnifying Person to the Indemnified Person unless the Indemnifying Person notifies the Indemnified Person in writing within ten (10) Business Days of a request by the Indemnified Person that it does not give its consent. In addition, notwithstanding anything else to the contrary, the Indemnifying Person shall not settle or compromise any Third Party Claim in respect of Taxes without the prior written consent of the relevant Indemnified Person, not to be unreasonably withheld, conditioned or delayed.

(v) Notwithstanding anything contained herein to the contrary, the Indemnifying Person shall not be entitled to control, and, subject to the proviso in this clause (v) of Section 11.4(b), the Indemnified Person shall be entitled to have control over, the defense or settlement of any Third Party Claim if any of the following conditions are not satisfied:

(1) the Indemnifying Person shall acknowledge in writing that it shall be fully responsible, subject to this Article XII and all of its limitations, for all Damages relating to such Third Party Claim;

(2) the Indemnifying Person must diligently defend such Third Party Claim;

(3) the Indemnifying Person must furnish the Indemnified Person with evidence that the financial resources of the Indemnifying Person, in the Indemnified Person’s reasonable judgment, are and will be sufficient (when considering Damages in respect of all other outstanding claims) to satisfy any Damages relating to such Third Party Claim;

(4) such Third Party Claim shall not involve criminal actions or allegations of criminal conduct by the Indemnified Person, and shall not involve claims for specific performance or other equitable relief; and

(5) there does not exist, in the Indemnified Person’s good faith judgment, based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Person and the Indemnifying Person in such Third Party Claim;

provided, that, in such event, the Indemnifying Person shall not be required to indemnify the Indemnified Person for or in respect of any Third Party Claim if such Third Party Claim is paid, settled or compromised without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 11.5 Indemnification Principles and Limitations.

(a) Notwithstanding anything in this Agreement to the contrary:

(i) Except in the case of fraud, in no event shall the aggregate obligation of (A) the Caesars Parties to indemnify Growth Indemnified Persons under Section 11.2(b) (other than for a breach of a Caesars Fundamental Representation), or (B) Growth Partners to indemnify Caesars Indemnified Persons under Section 11.3(b) (other than for a breach of a Growth Partners Fundamental Representation), respectively, exceed $200,000,000.

(ii) Except in the case of fraud, in no event shall the aggregate obligation of (A) the Caesars Parties to indemnify Growth Indemnified Persons under Section 11.2(a) and Section 11.2(b), or (B) CAC and Growth Partners to indemnify Caesars Indemnified Persons under Section 11.3(a) and Section 11.3(b), respectively, exceed the Purchase Price.

(iii) No claims for indemnification pursuant to Section 11.2(b) (other than for a breach of a Caesars Fundamental Representation), or Section 11.3(b) (other than for a breach of a Growth Partners Fundamental Representation), hereof may be made by any Growth Indemnified Person or any Caesars Indemnified Person, respectively, (x) for any Damages from any single loss or series of related losses not in excess of $500,000 and (y) until the aggregate amount of all Damages for which claims may be made thereunder exceeds $20,000,000 (it being understood that any Damages that do not exceed the amount set forth in clause (x) shall be counted toward satisfaction of such threshold), and once such threshold amount has been reached, indemnification shall be made only in excess of such threshold amount.

(iv) Notwithstanding anything in this Agreement to the contrary, CAC’s and Growth Partners’ sole and exclusive remedy for indemnification pursuant to

Section 11.2(c) shall be (x) a fee of $75,000 for each day that the hotel and casino with respect to The Cromwell are not open following the date that is two (2) weeks after the Cromwell Casino Target Opening Date; provided that such fee shall increase to $100,000 per day following the date that is four (4) weeks after the Cromwell Casino Target Opening Date, (y) an additional fee of $37,500 for each day that the nightclub at The Cromwell is not open following the date that is two (2) weeks after the Cromwell Nightclub Target Opening Date; provided that such additional fee shall increase to $75,000 per day following the date that is four (4) weeks after the Cromwell Nightclub Target Opening Date and (z) an additional fee of $12,500 for each day that the restaurant at The Cromwell is not open following the date that is two (2) weeks after the Cromwell Nightclub Target Opening Date; provided that such additional fee shall increase to $25,000 per day following the date that is four (4) weeks after the Cromwell Nightclub Target Opening Date, which shall be paid to Growth Partners by CEOC promptly following a request by Growth Partners therefor, in immediately available funds as liquidated damages and not as a penalty.

(b) For the avoidance of doubt, subsections (i) and (ii) of Section 11.5(a) shall not apply to the special indemnities set forth in subsections (c) through (h) of Section 11.2.

(c) Each Growth Indemnified Person or Caesars Indemnified Person, as applicable, will take all commercially reasonable steps to mitigate all Damages indemnifiable under this Article XI, which steps shall include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or in equity and the reasonable costs associated with such steps shall be included in the calculation of Damages in respect of the relevant claim; provided, however, that any reasonable expenses incurred in connection with any such mitigation efforts shall be deemed to be Damages.

(d) Solely for purposes of calculating any Damages subject to indemnification pursuant to this Article XI, from and after the Closing, the representations and warranties made herein shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality, such as the words “material”, “in all material respects”, “material adverse effect” or words of similar import and, accordingly, all references in such representations and warranties to materiality shall be deemed to be deleted therefrom for such purpose only.

(e) With respect to each indemnification obligation contained in this Article XI, all Damages shall be net of any third-party insurance and indemnity proceeds actually recovered by the Indemnified Person under applicable insurance policies or from any other Person alleged to be responsible therefor. The Indemnified Person shall use, and cause its Affiliates to use, commercially reasonable efforts to seek recovery under all insurance and indemnity provisions covering any Damages for which it is seeking indemnification hereunder to the same extent as it would if such Damage were not subject to indemnification hereunder; provided, however, that any reasonable expenses incurred in connection with seeking such remedy shall be deemed to be Damages. Upon making any payment to the Indemnified Person for any indemnification claim pursuant to this Article XI, the Indemnifying Person shall be subrogated, to the extent of such payment, to any rights which the Indemnified Person may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Person shall assign any such rights to the Indemnifying Person.

(f) Any indemnification payment made pursuant to this Agreement shall be reduced by the amount of any net Tax benefit actually realized by the Indemnified Party through a reduction in Taxes otherwise due with respect to the taxable year in which the Damages incurred or suffered by the Indemnified Party are sustained as a result of such Damages.

(g) Notwithstanding anything contained in this Agreement, (i) any amounts payable pursuant this Agreement shall be paid without duplication, and in no event shall any Party be entitled to recover under different provisions of this Agreement for the same amounts; and (ii) any Damages payable under this Article XI shall be payable in immediately available funds to an account or accounts designated in writing by the relevant Indemnified Person.

(h) Each of the Parties agrees to treat any indemnification payment made pursuant to this Article XI as an adjustment to the Purchase Price for all Tax purposes, to the extent it may be properly so treated for Tax purposes, and shall take no position contrary thereto unless required to do so by applicable Tax Law.

Section 11.6 Exclusive Remedy. Notwithstanding anything contained herein to the contrary, following the Closing, the indemnification provisions of this Article XI shall be the sole and exclusive remedy (other than in the case of fraud) for the Parties and their respective Affiliates for any misrepresentation or breach of any warranty, covenant or any other provision contained in this Agreement or in any certificate delivered pursuant hereto.

ARTICLE XII

GENERAL

Section 12.1 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Annexes, Exhibits and Schedules hereto, contains all of the agreements, covenants, terms, conditions and representations and warranties agreed upon by the Parties relating to the subject matter hereof, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings, representations, warranties and communications of any kind between the Parties and their Representatives, whether oral and written, regarding such subject matter.

Section 12.2 Amendment and Waivers. This Agreement may be modified, supplemented or amended only by a written instrument executed by each of the Parties. Waiver by a Party of any breach of or a failure to comply with any provision of this Agreement by another Party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure of any term of this Agreement shall be effective unless in a written notice signed by the waiving Party and delivered to the affected Party in accordance with Section 12.7.

Section 12.3 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective legal representatives, successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto. Any conveyance, assignment or transfer made in violation of this Section 12.3 will be void ab initio.

Section 12.4 No Third Party Beneficiaries. Except as provided in Article XI, nothing in this Agreement shall confer any rights upon any Person other than the Parties hereto and their respective heirs, successors and permitted assigns; except that the Financing Lenders shall be third party beneficiaries of the provisions of Article X, Section 12.5 and Section 12.11 and this Section 12.4 applicable to such Persons.

Section 12.5 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement and any claim or controversy arising out of or relating to the transactions contemplated hereby shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within the State of Delaware and without reference to the choice-of-law principles or rules of conflict of laws that would result in, require or permit the application of the Laws of a different jurisdiction or direct a matter to another jurisdiction.

(b) Each Party irrevocably and unconditionally submits to the jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware) (any such court, a “Chosen Court”) any Action arising out of or relating to this Agreement, and hereby irrevocably and unconditionally agrees that all claims in respect of such Action may be heard and determined in a Chosen Court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent that it may effectively do so, any defense of an inconvenient forum which such Party may now or hereafter have to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 12.7.

(c) EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE

MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.5. NO PARTY (OR ITS REPRESENTATIVE) HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.5 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 12.6 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the respective Party incurring such fees and expenses.

Section 12.7 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one (1) Business Day after being sent by courier or overnight delivery service, three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile and receipt confirmation is received, and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to the Caesars Parties:

c/o Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 407-6418

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, PA 15222

Facsimile: (412) 288-3131

Attention: Glenn R. Mahone, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile: (212) 492-0574

Attention: John Scott, Esq.

(b)	If to CAC or Growth Partners:

c/o Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (514) 635-1277

Attention: Mitch Garber, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Facsimile: (213) 621-5200 and (213) 621-5127

Attention: Van Durrer II, Esq. and Rodrigo Guerra, Jr., Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Facsimile: (212) 751-4864

Attention: Raymond Y. Lin, Esq. and Stephen Amdur, Esq.

Section 12.8 Counterparts; Effectiveness. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.10 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any Party is entitled at Law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 12.10 shall require any party hereto to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 12.10 prior or as a condition to exercising any termination right under Article X (and pursuing damages after such termination).

Section 12.11 Certain Lender Agreements. Notwithstanding anything in this Agreement to the contrary, each Caesars Party agrees on behalf of itself and its stockholders and Representatives (collectively, the “Caesars Related Parties”), that the Caesars Related Parties shall not assert (or support the assertion of) any claims, actions or proceedings against the Financing Lenders, whether at Law or in equity, whether in contract or in tort or otherwise, arising out of or in any way relating to this Agreement, the Financing or the transactions contemplated hereby, and that the Financing Lenders shall have no liability to the Caesars Related Parties in connection therewith.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CAESARS PARTIES:

CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., a Delaware corporation

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

HARRAH’S NEW ORLEANS MANAGEMENT COMPANY, a Nevada corporation

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

[Signature Page to Transaction Agreement]

CORNER INVESTMENT COMPANY, LLC, a Nevada limited liability company

By:	Caesars Entertainment Operating Company, Inc., its managing member

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

3535 LV CORP., a Nevada corporation

By:	/s/ Donald A. Colvin
	Name:	Donald A. Colvin
	Title:	President and Treasurer

PARBALL CORPORATION, a Nevada corporation

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Treasurer

JCC HOLDING COMPANY II, LLC, a Delaware limited liability company

By:	Caesars Entertainment Operating Company, Inc., its managing member

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

[Signature Page to Transaction Agreement]

CAESARS LICENSE COMPANY, LLC, a Nevada limited liability company

By:	Caesars Entertainment Operating Company, Inc., its sole member

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President

[Signature Page to Transaction Agreement]

CAC:

CAESARS ACQUISITION COMPANY, a Delaware corporation

By:	/s/ Craig J. Abrahams
Name: Craig J. Abrahams Title: Chief Financial Officer and Secretary

GROWTH PARTNERS:

CAESARS GROWTH PARTNERS, LLC, a Delaware limited liability company

By:	/s/ Craig J. Abrahams
Name: Craig J. Abrahams Title: Chief Financial Officer and Secretary